Exhibit 10.4

AMENDED AND RESTATED
NOTE AND EQUITY PURCHASE AGREEMENT
by and among
GLOBAL DOSIMETRY SOLUTIONS, INC.
and
AMERICAN CAPITAL FINANCIAL SERVICES, INC.,
AS AGENT
and
PURCHASERS IDENTIFIED ON
ANNEX A HERETO
November 10, 2004

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

ANNEXES

Annex A	Purchaser and Payment Information

Annex B	Allocation of Notes, Warrants and Preferred Stock
SCHEDULES

Organizational Schedule	(Schedule 5.1(a))
Litigation Schedule	(Schedule 5.1(j))
Environmental Schedule	(Schedule 5.1(l))
Properties Schedule	(Schedule 5.1(q))
Intellectual Property Schedule	(Schedule 5.1(r))
Liabilities Schedule	(Schedule 5.1(w))
Permitted Encumbrances Schedule	(Schedule 7.2(b))
EXHIBITS

EXHIBIT A	Amended and Restated Certificate of Incorporation of the Company
EXHIBIT B-1	Form of Senior Term B Note
EXHIBIT B-2	Form of Senior Term C Note
EXHIBIT C-1	Form of Senior Subordinated Note-1
EXHIBIT C-2	Form of Senior Subordinated Note-2
EXHIBIT D-1	Form of Tranche A Junior Subordinated Note
EXHIBIT D-2	Form of Tranche B Junior Subordinated Note
EXHIBIT E	Form of Warrant
EXHIBIT F	Form of Security Agreement
EXHIBIT G	Form of Collateral Assignment
EXHIBIT H	Form of Stockholders Agreement
EXHIBIT I	Form of Investment Banking Agreement
EXHIBIT J	Form of Compliance Certificate

AMENDED AND RESTATED
NOTE AND EQUITY PURCHASE AGREEMENT
$10,000,000 Senior Term Loan B
Due September 30, 2008
$4,000,000 Senior Term Loan C
Due November 10, 2011
$8,600,000 Aggregate Principal Amount of
Senior Subordinated Notes
Due September 30, 2009
$4,300,000 Aggregate Principal Amount of Tranche A
Junior Subordinated Notes
Due September 30, 2010
$4,300,000 Aggregate Principal Amount of Tranche B
Junior Subordinated Notes
Due September 30, 2010
20,000 Shares of Series A PIK Redeemable Preferred Stock
17,500 Shares of Common Stock
Warrants to Purchase 88,560 Shares
of Common Stock of Global Dosimetry Solutions, Inc.
     THIS AMENDED AND RESTATED NOTE AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of November 10, 2004, is made by and among Global Dosimetry Solutions, Inc., a Delaware corporation (the “Company”), the securities purchasers that are now and hereafter at any time parties hereto and are listed in Annex A (or any amendment or supplement thereto) attached hereto (each a “Purchaser” and collectively, “Purchasers”), and AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation (“ACFS”), as administrative agent for Purchasers (in such capacity “Agent”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.
RECITALS
     A. The parties hereto were party to a Note and Equity Purchase Agreement, dated as of September 30, 2003 (the “Existing Purchase Agreement”), pursuant to which the Company obtained financing from Purchasers by selling to Purchasers Senior Term B Notes, due September 30, 2008, for an aggregate amount of $10,000,000, Senior Subordinated Notes, due September 30, 2009, for an aggregate amount of $8,600,000, Tranche A Junior Subordinated Notes, due September 30, 2010, for an aggregate amount of $4,300,000, and Tranche B Junior Subordinated

Notes, due September 30, 2010, for an aggregate amount of $4,300,000 (collectively the “Original Notes”).
     B. Purchasers have sold or contributed certain of such Notes to ACS FUNDING TRUST I, a Delaware statutory trust, and ACAS BUSINESS LOAN TRUST 2003-2, a Delaware statutory trust.
     C. Pursuant to an Asset Purchase Agreement (the “Acquisition Agreement”), dated September 15, 2003, by and between ICN Pharmaceuticals, Inc., ICN Biomedicals, Inc. (collectively the “ICN Sellers”) and the Company, the Company acquired by purchase from the ICN Sellers certain assets, properties and rights comprising the Personnel Radiation Dosimetry Service division of ICN Sellers (the “Acquisition”).
     D. The Company sold the Original Notes in the aggregate amount of $27,200,000 to Purchasers in order to finance the Acquisition.
     E. The Company has sold to Purchasers 20,000 shares of Series A PIK Redeemable Preferred Stock of the Company, par value $0.001 per share, for an aggregate price of $20,000,000, and 17,500 shares of Common Stock of the Company, par value $0.001 per share, for an aggregate price of $1,750,000.
     F. In order to induce Purchasers to purchase the Original Notes, Preferred Stock and Common Stock, the Company has, among other things, issued and sold to Purchasers, in connection with the purchase of such Original Notes, Preferred Stock and Common Stock, the Warrants, subject to the terms and conditions set forth in this Agreement.
     G. Pursuant to an Asset Purchase Agreement (the “Proxtronics Acquisition Agreement”), dated of even date herewith, by and between the Company, Proxtronics Dosimetry, L.L.C., (“Proxtronics”), and certain members of Proxtronics, the Company has, concurrent herewith, acquired by purchase certain assets of Proxtronics (the “Proxtronics Acquisition”).
     H. The Company, Purchasers and the Agent have agreed to amend and restate the Existing Purchase Agreement for the purchase and sale of Senior Term C Notes (as defined herein) for the purpose of financing the Proxtronics Acquisition and to amend certain other terms of the Existing Purchase Agreement.
     I. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Purchase Agreement or evidence payment of any such obligations and liabilities, that this Agreement amends and restates in its entirety the Existing Purchase Agreement, and that from and after the date hereof the Existing Purchase Agreement shall be of no further force or effect.
     NOW, THEREFORE, the parties hereto, in consideration of the foregoing premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1
DEFINITIONS
     1.1 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “ACAS” shall mean American Capital Strategies, Ltd.
     “ACFS” shall have the meaning assigned to such term in the preamble hereto.
     “Additional Closing” shall mean the closing of the purchase and sale of the Additional Securities pursuant to this Agreement.
     “Additional Closing Date” shall have the meaning assigned to such term in Section 2.8(b) hereof.
     “Additional Securities” shall mean the Senior Term C Notes.
     “Affiliate” shall mean with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control. Notwithstanding anything to the contrary herein, neither Purchasers nor any of their respective Affiliates shall be deemed to be Affiliates of the Company by virtue of the transactions contemplated in this Agreement.
     “Agent” shall have the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.
     “Agreement” shall mean this Amended and Restated Note, Warrant, Preferred Stock and Common Stock Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Appraised Value” shall mean the fair market value of a security without adjustment for control premium or limitations on voting rights, minority interests, illiquidity or restrictions on transfer, as determined by an appraisal performed at the expense of the Company by any of (x) Matrix Capital Markets Group, (y) Duff & Phelps or (z) Willamette Management Associates, or any successor to such firms, as the Company shall elect; provided that such appraiser shall be directed to determine the value of such securities as soon as practicable, but in no event later than thirty (30) days from the date of its selection and for such purposes all rights, options and warrants to subscribe for or purchase, and other securities convertible into or exchangeable for Common Stock of the Company shall be deemed to be exercised, exchanged or converted, and the underlying shares of Common Stock of the Company shall be deemed outstanding.
     “Acquisition” shall have the meaning assigned to such term in the Recitals hereto.

     “Acquisition Agreement” shall mean that certain Asset Purchase Agreement, dated September 15, 2003, by and among ICN Pharmaceuticals, Inc., ICN Biomedicals, Inc. and the Company.
     “Business” shall mean the principal business of the Company as set forth in Section 5.1(b) herein and as such shall continue to be conducted following the purchase and sale of the Securities.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Maryland are authorized or required by law to close.
     “By-laws” shall mean the by-laws governing the operations of the Company, including all amendments and supplements thereto.
     “Capital Expenditures” means, without duplication, all expenditures (including deposits) for, or contracts for expenditures (excluding Facility Move Capital Expenditures of up to $2,000,000) with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.
     “Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.
     “Cash Flow” for any period shall mean the sum of Operating Cash Flow minus Fixed Charges for such period.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, standards and regulations promulgated pursuant thereto.
     “Change of Control” shall mean the occurrence of any of the following:
     (a) any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of the Company by the Company representing in the aggregate more than 50% of its issued and outstanding voting securities, on a fully diluted basis, or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities or any rights to securities of the Company by any holder or holders thereof representing in the aggregate more than 50% of the issued and outstanding voting securities of the Company on a fully diluted basis and the receipt of any consideration in connection therewith;
     (b) a merger, consolidation, reorganization, recapitalization or share exchange in which the stockholders of the Company immediately prior to such transaction receive, in exchange for securities of the Company owned by them, cash, property or securities of the resulting or surviving entity and as a result thereof Persons who were holders of voting securities of the Company and Underlying Common Stock hold less than 50% of the capital stock, calculated on a fully diluted basis, of the resulting corporation entitled to vote in the election of directors;

     (c) a sale, transfer or other disposition of 30% or more of the assets of the Company;
     (d) any sale or issuance or series of sales or issuances of the Common Stock or any other voting security (or security convertible into, exchangeable for, or exercisable for any other voting security) of the Company within a 12-month period that results in a transfer of more than 50% of the issued and outstanding shares of voting stock of the Company or a transfer of more than 50% of the voting power of the Company; and
     (e) the initial public offer of securities by the Company other than an offering of securities for an employee benefit plan on SEC Form S-8 or a successor form.
     “Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral (as defined in the Security Agreement), the Company or any of its Affiliates.
     “Charter” shall mean the Amended and Restated Certificate of Incorporation of the Company, including all amendments and supplements thereto.
     “Closing” shall mean the closing of the purchase and sale of the Securities pursuant to this Agreement.
     “Closing Date” shall mean September 30, 2003, the date and time of delivery and payment of the Original Securities pursuant to Section 2.8 hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Collateral Assignment” shall have the meaning assigned to such term in Section 4.1(c) hereof.
     “Company” shall have the meaning assigned to such term in the preamble.
     “Company on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Company, and when and if applicable, it’s Subsidiaries.
     “Common Stock” shall mean the common stock, $0.001 par value, of the Company.
     “Condition” shall mean any environmental condition that results in or otherwise relates to any Environmental Liability.
     “Controlled Group” shall mean the “controlled group of corporations” as that term is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Company is a part from time to time.

     “Covenant Default” shall mean the occurrence of an event of default under the terms of particular Indebtedness beyond any applicable notice or cure period, other than a Payment Default.
     “Default” shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.
     “Demand Registration” shall have the meaning assigned to such term in Section 12.2 hereof.
     “Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of the Company on a Consolidated Basis for such period (excluding extraordinary gains), plus (ii) all interest expense of the Company on a Consolidated Basis for such period, plus (iii) all Charges against income of the Company on a Consolidated Basis for such period for federal, state and local taxes.
     “EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) all non-cash compensation expenses, plus (v) all non-recurring non-cash expenses related to the Transactions, plus (vi) all Management Fees, whether paid or accrued, plus (vii) Facility Move Expenses (not to exceed a sum equal to (a) $2,000,000 minus (b) all Facility Move Capital Expenditures).
     “Environmental Laws” shall mean any applicable Laws that address, are related to or otherwise are concerned with environmental, health or safety issues, including, without limitation, any Laws relating to any emissions, Releases or discharges of Pollutants into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up or control of Pollutants or any impact on worker health and safety.
     “Environmental Liabilities” shall mean any obligations or liabilities (including, without limitation, any claims, suits or other assertions of obligations or liabilities) that are:
     (a) related to environmental, health or safety issues (including, without limitation, on-site or off-site contamination by Pollutants of surface or subsurface soil or water, and occupational safety and health); and
     (b) based upon or related to (i) any provision of past, present or future United States or foreign Environmental Law (including, without limitation, CERCLA and RCRA and the Environmental Laws of the PRC) or common law, or (ii) any judgment, order, writ, decree, permit or injunction imposed by any court, administrative agency, tribunal or otherwise.
The term “Environmental Liabilities” includes among other things, all: (i) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including, without limitation, reasonable attorneys’ and consultants’ fees), but excluding consequential damages, expenses and disbursements; (ii) defense and other responses to any administrative or judicial action (including, without limitation, claims, notice letters, complaints, and other assertions of liability); and (iii) financial responsibility for (1) cleanup costs and injunctive relief, including any Removal,

Remedial or other Response actions, and natural resource damages, and (2) any other compliance or remedial measures.
     “EPA” shall mean the United States Environmental Protection Agency and any governmental body or agency succeeding to the functions thereof.
     “Environmental Permit” shall mean any Permit that is required under any Environmental Law.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations of any governmental agency or authority, as from time to time may be in effect, promulgated thereunder.
     “Event of Default” shall mean any of the events of default described in Section 8.1 hereof.
     “Existing Purchase Agreement” shall have the meaning assigned to such term in the Recitals hereto.
     “Facility Move” means, the closing of the Company’s operating plant located, as of the Closing Date, in Costa Mesa, California, and the relocation and commencement of operations in a new plant.
     “Facility Move Capital Expenditures” means, without duplication, all expenditures (including deposits) for, or contracts for expenditures with respect to, the Facility Move.
     “Facility Move Expenses” means without duplication, all costs and expenses associated with the Facility Move (to the extent such costs and expenses are not considered Facility Move Capital Expenditures), including costs incurred in connection with commencement of such operations as a stand-alone entity.
     “Fair Market Value” of a security shall mean (i) if determined in connection with a sale of substantially all of the assets of or securities issued by the Company to an unrelated third party, the value to be realized by the holder of the security as a result thereof, (ii) otherwise, if available, the Market Price thereof, and (iii) otherwise, if Market Price is not available, the Appraised Value.
     “Financial Statements” shall have the meaning assigned to such term in Section 5.1(c).
     “Financing Statements” shall have the meaning assigned to such term in Section 4.1(c) hereof.
     “Fiscal Year” or “fiscal year” shall mean each twelve month period ending on December 31 of each year.
     “Fixed Charge Coverage Ratio” shall mean and include, with respect to the twelve month period ending at the end of any fiscal period of any Person, Operating Cash Flow during such period divided by Fixed Charges during such period; provided that, prior to the twelve month period ending September 30, 2004, the measurement period used in determining the Fixed Charge

Coverage Ratio for the Company shall be the period from the Closing to the end of such fiscal period.
     “Fixed Charges” means, for any period, and each calculated for such period (without duplication), (a) interest expense of any Person paid in cash; plus (b) scheduled payments of principal with respect to all Indebtedness of any Person paid in cash; plus (c) cash payments of income or franchise taxes; plus (d) payment of deferred taxes accrued in any prior period; plus (e) cash payments of Management Fees.
     “GAAP” shall have the meaning assigned to such term in Section 1.2 hereof.
     “GMAC” shall mean GMAC Commercial Finance, LLC, a Delaware limited liability company.
     “Governmental Authorities” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any nation or any province, territory, state, county, city, or other political subdivision of any nation or any other governmental or quasi-governmental, local, national or international body thereof.
     “Guaranty” shall mean any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person, firm or corporation, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.
     “Holder” shall have the meaning assigned to such term in Section 10.1 hereof.
     “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except accounts payable and accrued expenses incurred in the ordinary course of business and capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include (a) all indebtedness, debt and similar monetary obligations of such Person whether direct or guaranteed; (b) all indebtedness for borrowed money; (c) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (d) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (e) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument (provided that Indebtedness described in clause (e) shall not include Borrower’s deferred liability for performance of prepaid services under customer service contracts); and (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.
     “Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement, dated November 10, 2004, among ACFS, as agent for the Purchasers, the Company and GMAC, as agent for the Senior Lenders, as amended from time to time and in effect.
     “Investment Banking Agreement” shall mean that certain investment banking services agreement between the Company and the Purchasers dated as of the Closing Date.
     “Interest Rate Protection Agreement” shall mean any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or arrangement.
     “Inventory” shall mean, with respect to any Person now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.
     “Investment” as applied to any Person shall mean the amount paid or agreed to be paid or loaned, advanced or contributed to other Persons, and in any event shall include without limitation (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, stock, securities or ownership interest (including, without limitation, partnership interests and joint venture interests) and (ii) any capital contribution to any other Person.
     “IRS” shall mean the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.
     “Junior Cash Interest” shall have the meaning assigned to such term in Section 3.1(c).
     “Junior PIK Interest” shall have the meaning assigned to such term in Section 3.1(c).
     “Junior Subordinated Notes” shall have the meaning assigned to such term in Section 2.4.
     “Laws” shall mean all laws, statutes, treaties, rules, regulations, ordinances, requirements, rules of common law and other pronouncements having the effect of law of any Governmental Authority.
     “LIBOR Business Day” means a business day on which banks in the city of London are generally open for interbank or foreign exchange transactions.
     “LIBOR Period” means each month commencing on the Closing Date, or the Additional Closing Date, in the case of the Senior Term C Notes (or if the Closing Date (or the Additional Closing Date) is not a LIBOR Business Day, the next succeeding LIBOR Business Day) and ending one month thereafter; provided, that the foregoing provision relating to LIBOR Periods is subject to the following:
          (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;
          (b) any LIBOR Period that would otherwise extend beyond the maturity date of the Senior Term Notes shall end on such date; and
          (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month.
     “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent, equal to the rate of interest that under current practice is listed as the one month London Interbank Offered Rate as of the commencement of such LIBOR Period under the heading “Money Rates” in the Eastern Edition of The Wall Street Journal (and should such practice change, such other indication of the prevailing LIBOR Rate as may reasonably be chosen by the Required Purchasers).
     “Lien” shall mean any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, now owned or hereafter acquired, whether such interest is based on common law, statute or contract.
     “Loan B Rate” shall mean a rate per annum equal to the LIBOR Rate + 7.75%.
     “Loan C Rate” shall mean a rate per annum equal to the LIBOR Rate + 8.25%.
     “Loan Origination Fee” shall mean a fee in an amount equal to $1,729,000.
     “Manage” or “Management” shall mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Laws (including as those terms are further defined, construed, or otherwise used in rules, standards and regulations issued pursuant to Environmental Laws).
     “Management Fee” shall have the meaning assigned to such term in Section 7.1(k) hereof.
     “Market Price” of any security shall mean the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of each day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the day as of which “Market Price” is being determined and the twenty-nine (29) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Holders of Warrants representing a majority of the shares of Common Stock of the Company obtainable upon exercise of the Warrants. If such parties are unable to reach agreement within ten (10) days, then the Market Price shall be deemed not to be available.
     “Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, liabilities or condition (financial or otherwise) of the Company, taken as a whole.
     “Moody’s” shall have the meaning assigned to such term in Section 7.2(g) hereof.
     “Multiemployer Plan” shall mean a multiemployer plan (within the meaning of Section 3(37) of ERISA) that is maintained for the benefit of the employees of the Company or any member of the Controlled Group.
     “Net Cash Flow” of the Company on a Consolidated Basis for any fiscal period shall mean (a) Cash Flow for such period minus (b) Facility Move Capital Expenditures.
     “Net Income” shall mean, for any period, the net income (or loss) of the Company on a Consolidated Basis for such period, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP, for such period taken as a single accounting period.
     “Notes” shall mean, collectively, the Original Notes and the Senior Term C Notes.
     “Operating Cash Flow” shall mean for any Person for any period, (i) EBITDA for such period minus (ii) Capital Expenditures made during such period in cash.
     “Option Plan” shall mean the Global Dosimetry Solutions, Inc. 2003 Stock Plan.
     “Options” shall mean the options to purchase shares of Common Stock under the Option Plan and, where the context requires, any shares of restricted stock issued upon exercise thereof.
     “Order” shall mean any writ, judgment, decree, injunction, award, decision, ruling or similar order of any Governmental Authority (in each such case whether preliminary or final).
     “Original Notes” shall mean the Senior Term B Notes, the Senior Subordinated Notes and the Junior Subordinated Notes.
     “Original Securities” shall mean the Original Notes, the Preferred Stock, Common Stock, and the Common Stock issuable upon exercise of the Warrants.
     “Other Subordinated Junior Notes” shall have the meaning assigned to such term in Section 13.5 hereof.
     “Other Subordinated Securities” shall have the meaning assigned to such term in Section 13.5 hereof.

     “Payment Default” shall mean the occurrence of an event of default under the terms of particular Indebtedness as a result of the failure to pay interest or principal on such Indebtedness beyond any applicable cure period.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions thereof.
     “Permits” shall mean any permits, licenses, certifications, approvals, registrations, consents and other authorizations.
     “Permitted Liens” shall have the meaning assigned to such term in Section 7.2(b) hereof.
     “Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.
     “Plan” shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Multiemployer Plan, established or maintained by the Company or any member of the Controlled Group.
     “Pollutant” shall mean any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined in rules, standards and regulations issued pursuant to said Environmental Laws); and including without limitation any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, and radon gas.
     “Preferred Stock” shall have the meaning assigned to such term in Section 2.1.
     “Properties and Facilities” shall have the meaning assigned to such term in Section 5.1(q).
     “Proprietary Rights” shall mean all patents, trademarks, trade names, service marks, copyrights, inventions, production methods, licenses, formulas, know-how and trade secrets, regardless of whether such are registered with any Governmental Authorities, including applications therefor.
     “Proxtronics” shall have the meaning assigned to such term in the Recitals hereto.
     “Proxtronics Acquisition” shall have the meaning assigned to such term in the Recitals hereto.
     “Proxtronics Acquisition Agreement” shall have the meaning assigned to such term in the Recitals hereto.
     “Purchasers” shall have the meaning assigned to such term in the preamble hereto and in Section 6.2 hereof.

     “Put Option” shall have the meaning assigned to such term in Section 10.1 hereof.
     “Put Option Closing” shall have the meaning assigned to such term in Section 10.5 hereof.
     “Put Price” shall have the meaning assigned to such term in Section 10.2 hereof.
     “Put Shares” shall have the meaning assigned to such term in Section 10.2 hereof.
     “RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, standards and regulations adopted pursuant thereto.
     “Registrable Securities” shall mean any shares of Common Stock of the Company purchased upon the exercise of any Warrant, any shares of Common Stock of the Company purchased pursuant to Article 11 hereof, and any shares of Common Stock of the Company now owned or hereafter acquired by any Purchaser.
     “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant).
     “Removal,” “Remedial” and “Response” actions shall mean the types of removal, remedial and response activities performed pursuant to CERCLA, RCRA, and other comparable Environmental Laws, whether required by a Governmental Authority or by a Person asserting a private right of action under such Environmental Laws.
     “Reportable Event” shall mean any of the events which are reportable under Section 4043 of ERISA and the regulations promulgated thereunder, other than an occurrence for which the thirty (30) day notice contained in 29 C.F.R. § 2615.3(a) is waived.
     “Required Purchasers” shall mean, at any time, Purchasers holding a pro rata percentage of the outstanding principal amount of the Notes aggregating at least 66-2/3% at such time.
     “Revolving Financing” shall mean a secured revolving line of credit facility pursuant to the Lending Agreements in an aggregate principal amount not to exceed $5,500,000, provided, however, that the outstanding amount of Revolving Financing may exceed $5,500,000, but no more than $6,500,000, so long as the advance rates and standards for determining the eligible receivables and eligible inventory for inclusion in the borrowing base under the Revolving Financing are the same as the criteria set forth in the Loan Agreement on the Closing Date, plus an overadvance (not based upon eligible receivables or eligible inventory) in the sum of up to $750,000.
     “Revolving Notes” shall mean those notes issued in connection with the Revolving Financing.
     “SEC” shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.
     “Securities” shall mean collectively the Original Securities and the Additional Securities.

     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Security Agreement” shall have the meaning assigned to such term in Section 4.1(c) hereof.
     “Security Documents” shall mean the Security Agreement, the Collateral Assignment, the Financing Statements, and all other documents, instruments and other materials necessary to create or perfect the security interests created pursuant to the Security Agreement.
     “Senior Agent” shall mean any agent under the Senior Credit Agreement.
     “Senior Cash Interest” shall have the meaning assigned to such term in Section 3.1(b) hereof.
     “Senior Credit Agreement” shall mean the Loan and Security Agreement, dated as of the Closing Date, by and among GMAC, as administrative and collateral management agent, the lenders party thereto and the Company, as amended by that certain Waiver and Amendment No. 1 to Loan and Security Agreement, dated as of _______, and Waiver and Amendment No. 2 to Loan and Security Agreement, dated as of the Additional Closing Date, and as thereafter further amended, restated, supplemented or otherwise modified from time to time.
     “Senior Debt” shall mean, as of any date, the sum of the outstanding principal balance on such date of the Senior Financing.
     “Senior Financing” shall mean all obligations, liabilities and indebtedness of the Company to Senior Agent and/or the lenders under the Senior Credit Agreement now or hereafter existing, whether principal, interest, fees, expenses, indemnification or otherwise under or in respect of the Revolving Financing and the Term Financing (including all interest, charges, expenses, fees and other sums accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company). Senior Financing shall continue to constitute Senior Financing, notwithstanding the fact that such Senior Financing or any claim for such Senior Financing is subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law. Senior Financing shall also include any Indebtedness of the Company incurred in connection with a refinancing of the Senior Financing under the Senior Credit Agreement if the principal amount of such refinanced indebtedness does not exceed the sum of the principal amount of the Revolving Financing and the then outstanding principal amount of the Term Financing and if the terms and conditions of the agreements, documents and instruments related to such refinancing, taken as a whole, are not, in the reasonable judgment of Purchasers, materially more onerous to Purchasers than those set forth in the Senior Credit Agreement as in effect on the date hereof.
     “Senior Financing Blocking Notice” shall have the meaning assigned to such term in Section 13.2(b)(i) hereof.
     “Senior Financing Covenant Default” shall mean a Covenant Default on Senior Financing.
     “Senior Financing Payment Default” shall mean a Payment Default on Senior Financing.

     “Senior Lender” shall collectively mean the lenders party to the Senior Credit Agreement.
     “Senior Leverage Ratio” shall mean, for any period, the ratio of (x) Senior Debt as at the end of such period to (y) EBITDA for such period, plus, with respect to the fiscal quarters ending December 31, 2003, March 31, 2004 and June 30, 2004, the respective sums of $6,085,000, $4,276,000 and $2,131,000.
     “Senior PIK Interest” shall have the meaning assigned to such term in Section 3.1(b).
     “Senior Subordinated Notes” shall have the meaning assigned to such term in Section 2.3.
     “Senior Subordinated Notes Blocking Notice” shall have the meaning assigned to such term in Section 13.3(b)(i) hereof.
     “Senior Subordinated Notes Covenant Default” shall mean a Covenant Default on Senior Notes.
     “Senior Subordinated Notes Payment Default” shall mean a Payment Default on Senior Notes.
     “Senior Term Loan B” shall have the meaning assigned to such term in Section 2.3(a).
     “Senior Term Loan C” shall have the meaning assigned to such term in Section 2.3(b).
     “Senior Term Loans” shall have the meaning assigned to such term in Section 2.3(b).
     “Senior Term Loans Blocking Notice” shall have the meaning assigned to such term in Section 13.3(b)(i).
     “Senior Term Loans Covenant Default” shall mean a Covenant Default under the Senior Term Loans.
     “Senior Term Loans Payment Default” shall mean a Payment Default under the Senior Term Loans.
     “Senior Term B Notes” shall have the meaning assigned to such term in Section 2.3(a).
     “Senior Term C Closing Fee” shall mean a fee in an amount equal to $120,000.
     “Senior Term C Notes” shall have the meaning assigned to such term in Section 2.3(b).
     “Senior Term Notes” shall mean the Senior Term B Notes and the Senior Term C Notes.
     “Stockholders Agreement” shall have the meaning assigned to such term in Section 4.1(h) hereof.
     “Structuring Fee” shall mean a fee in an amount equal to $1,450,000 payable by the Company to ACFS in consideration of the structuring of the financing contemplated hereby.

     “Subject Securities” shall mean the Warrants, any shares of Common Stock of the Company purchased upon the exercise of any Warrant, any shares of Common Stock of the Company purchased pursuant to Article 11 hereof and shares of Common Stock purchased pursuant to Section 2.7.
     “Subordinated Debt” shall mean and include
          (a) all obligations, liabilities and indebtedness of the Company now or hereafter existing, whether for principal, prepayment premium, if any, interest, fees, expenses or otherwise, under or arising out of or relating to the Subordinated Notes, and
          (b) any claims arising in respect of any breach of this Agreement (including, without limitation, the breach of any representation or warranty under this Agreement), and any claims in respect of indemnification obligations in respect of or arising out of this Agreement, in each case to the extent related to the Subordinated Notes, it being understood that no obligations, liabilities, indebtedness or claims under, arising out of or relating to the Senior Term Loans or the Senior Term Notes is or shall be considered Subordinated Debt.
     “Subordinated Notes” shall mean the Senior Subordinated Notes and the Junior Subordinated Notes.
     “Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
     “S&P” shall have the meaning assigned to such term in Section 7.2(g) hereof.
     “Term Financing” shall mean the secured term credit facility pursuant to the Senior Credit Agreement in an aggregate principal amount not to exceed $13,800,000, minus scheduled principal payments made thereon after the date hereof.
     “Total Funded Debt” shall mean, for any date, the sum of the outstanding balance on such date of (i) the obligations outstanding hereunder and under the Notes, (ii) the Senior Financing (and all other agreements, instruments and other documents executed in connection therewith and as in effect on the Closing Date) and (iii) Capital Leases.
     “Total Leverage Ratio” shall mean for any Person and for any period, the ratio of (x) Total Funded Debt as at the end of such period to (y) EBITDA for such period, plus, with respect to the fiscal quarters ending December 31, 2003, March 31, 2004 and June 30, 2004, the respective sums of $6,085,000, $4,276,000 and $2,131,000.
     “Tranche A Notes” shall have the meaning assigned to such term in Section 2.5.
     “Tranche A PIK Condition” shall mean that, after giving effect to the suspension of Junior Cash Interest payments on the Tranche B Notes pursuant to Section 3.1(d), either (a) except solely during the period commencing on the Additional Closing Date and continuing through and including January 31, 2005, the Undrawn Availability shall be less than $500,000 or

(b) the Fixed Charge Coverage Ratio shall be less than (i) 1.1 to 1 for each quarter ending prior to the quarter ending March 31, 2005 and (ii) 1.05 to 1 thereafter.
     “Tranche B Notes” shall have the meaning assigned to such term in Section 2.5.
     “Tranche B PIK Condition” shall mean that, after giving effect to the suspension of payments by the Company of Management Fees, either (a) except solely during the period commencing on the Additional Closing Date and continuing through and including January 31, 2005, the Undrawn Availability shall be less than $500,000 or (b) the Fixed Charge Coverage Ratio shall be less than (i) 1.1 to 1 for each quarter ending prior to the quarter ending March 31, 2005 and (ii) 1.05 to 1 thereafter.
     “Transaction Documents” shall mean this Agreement, the Notes, the Warrants and the Security Documents and all other agreements, instruments and documents delivered in connection therewith as any or all of the foregoing may be supplemented or amended from time to time.
     “Transactions” means the transactions contemplated by the Acquisition Agreement, the Senior Credit Agreement the Proxtronics Acquisition Agreement and under this Agreement.
     “Underlying Common Stock” shall mean (i) the Common Stock issued or issuable upon exercise of the Warrants and (ii) any equity securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
     “Undrawn Availability” shall have the meaning assigned to such term in the Senior Credit Agreement as in effect on the date hereof.
     “UST” shall mean an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, standards and regulations issued pursuant to RCRA and comparable state and local laws.
     “Warrants” shall have the meaning assigned to such term in Section 2.6 hereof.
     “Warrant Shares” shall mean the shares of Common Stock issued or issuable upon exercise of the Warrants.
     1.2 Accounting Principles. Other than with respect to representations and warranties made as of the Closing Date and as of date hereof, the character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with generally accepted accounting principles in the United States of America consistently applied (“GAAP”), unless such principles are inconsistent with the express requirements of this Agreement.
     1.3 Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not in any particular provision of this agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by Agent and Purchasers. References in this Agreement to any Persons shall include such Persons, successors and permitted assigns. Other terms contained in this Agreement (which are not otherwise specifically defined herein) shall have meanings provided in Article 9 of the New York Uniform Commercial Code on the date hereof to the extent the same are used or defined therein.
ARTICLE 2
ISSUE AND SALE OF SECURITIES AND SENIOR
TERM NOTES
     The Company agrees to issue and sell, and the Purchasers agree to purchase, the Securities and the Senior Term Notes, as provided in this Article 2.
     2.1 Authorization of Preferred Stock. The Company has duly authorized the issuance and sale, pursuant to the terms and conditions of this Agreement, of 20,000 shares of Series A PIK Redeemable Preferred Stock, par value $0.001 per share (the “Preferred Stock”), having the rights, preferences, privileges and restrictions set forth in the Charter of the Company attached hereto as Exhibit A.
     2.2 Authorization of Common Stock. The Company has duly authorized the issuance and sale, pursuant to the terms and conditions of this Agreement, of 17,500 shares of Common Stock.
     2.3 Senior Term Loans.
          (a) Subject to the terms and conditions set forth in this Agreement, Purchasers agree to make a loan (“Senior Term Loan B”) to the Company on the Closing Date in the principal amount of $10,000,000. From and after Closing, the Senior Term Loan B shall be evidenced by one or more promissory notes made by the Company in favor of Purchasers in the form attached hereto as Exhibit B-1 (the “Senior Term B Notes”) to be delivered by the Company at the Closing.
          (b) Subject to the terms and conditions set forth in this Agreement, Purchasers agree to make a loan (“Senior Term Loan C” and together with Senior Term Loan B the “Senior Term Loans”) to the Company on the Additional Closing Date in the principal amount of $4,000,000. From and after the Additional Closing, the Senior Term Loan C shall be evidenced by one or more promissory notes made by the Company in favor of Purchasers in the form attached hereto as Exhibit B-2 (the “Senior Term C Notes”, and together with the Senior Term B Notes, the “Senior Term Notes”) to be delivered by the Company at the Additional Closing.
     2.4 Senior Subordinated Notes. The Company has duly authorized the issuance and sale to Purchasers of $8,600,000 in aggregate principal amount of the Company’s Senior Subordinated Notes Due September 30, 2009 (together with any Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4, the “Senior Subordinated Notes”), to be substantially in the form of the Senior Subordinated Notes attached hereto as Exhibit C.

     2.5 Junior Subordinated Notes. The Company has duly authorized the issuance and sale to Purchasers of $8,600,000 in aggregate principal amount of the Company’s Junior Subordinated Notes Due September 30, 2010 (together with any Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4 and Notes issued in exchange for Put Shares pursuant to Section 10.4 or Section 10.5, the “Junior Subordinated Notes”) (the Junior Subordinated Notes together with the Senior Subordinated Notes, the “Subordinated Notes”). The Junior Subordinated Notes are authorized in two tranches: Tranche A Junior Subordinated Notes in the aggregate principle amount of $4,300,000 (“Tranche A Notes”) and Tranche B Junior Subordinated Notes in the aggregate principle amount of $4,300,000 (the “Tranche B Notes”). The Junior Subordinated Notes will be in substantially the forms attached as Exhibits D-1 and D-2.
     2.6 Authorization and Issuance of the Warrants. The Company has duly authorized the issuance and sale to Purchasers of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit E evidencing Purchasers’ right to acquire an aggregate of 88,560 shares of Common Stock of the Company (the “Warrants”) representing 83.5% of issued and outstanding Common Stock of the Company at the time of Closing (before giving effect to the exercise of all Options issued or reserved for issuance as of the Closing Date).
     2.7 Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, (a) the Company shall sell to Purchasers, and Purchasers shall purchase from the Company, in an amount equal to the pro rata portion of the Notes as set forth on Annex B, the Notes in the aggregate principal amount set forth in Section 2.3, Section 2.4 and Section 2.5 hereof for $31,200,000 in the aggregate, (b) the Company shall sell to Purchasers, and Purchasers shall purchase from the Company, in an amount equal to the pro rata portion of the Warrants as set forth on Annex B, the Warrants for $100 in the aggregate and (c) the Company shall sell to Purchasers, and Purchasers shall purchase from the Company, in an amount equal to the pro rata portion of the Preferred Stock as set forth on Annex B, 20,000 shares of Preferred Stock for $20,000,000 in the aggregate and 17,500 shares of Common Stock for $1,750,000 in the aggregate.
     2.8 The Closing.
          (a) The closing of the sale of the Original Securities took place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, on September 30, 2003 (the “Closing Date”). The Original Securities were issued in such name or names and in such permitted denomination or denominations as set forth in Annex B or as Purchasers requested in writing not less than two (2) Business Days before the Closing Date. Delivery of the Original Securities were made to Purchasers against payment of the purchase price therefor, less the Loan Origination Fee, the Structuring Fee and any other amounts payable pursuant to Section 4.1(i).
          (b) Delivery of and payment for the Additional Securities (the “Additional Closing”) shall be made at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, commencing at 10:00 a.m., local time, on the date hereof or at such place or on such other date as may be mutually agreeable to the Company and Purchasers. The date and time of the Additional Closing as finally determined pursuant to this Section 2.8(b) are referred to herein as the “Additional Closing Date.” Delivery of the Additional Securities shall be made to Purchasers (or their designees) against payment of the purchase price therefor, less any unpaid Senior Term C Closing Fee and any other amounts due and payable pursuant to Section 4.1(i) hereof, by wire transfer of immediately available funds in the manner agreed to by the Company and Purchasers. The Senior Term C Notes shall be issued in such name or names and in such permitted denomination or denominations as set forth in Annex B or as Purchasers may request in writing not less than two (2) Business Days before the Additional Closing Date.
ARTICLE 3
REPAYMENT OF THE SENIOR TERM LOANS,
THE SENIOR SUBORDINATED NOTES
AND THE JUNIOR SUBORDINATED NOTES
     3.1 Interest Rates and Interest Payments.
          (a) Senior Term Loan B. The Company covenants and agrees to make payments to Agent, for the ratable benefit of Purchasers, of accrued interest on the Senior Term Loan B on the first Business Day of each month, commencing November 1, 2003 through the date of repayment in full of the Senior Term Loan B. The Senior Term Loan B shall bear interest on the outstanding principal thereof at the Loan B Rate. Interest shall be computed on the basis of a year of three hundred sixty (360) days, composed of twelve 30-day months, and the actual number of days elapsed.
          (b) Senior Term Loan C. The Company covenants and agrees to make payments to Agent, for the ratable benefit of Purchasers, of accrued interest on the Senior Term Loan C on the first Business Day of each month commencing January 1, 2005 through the date of repayment in full of the Senior Term Loan C. The Senior Term Loan C shall bear interest on the outstanding principal thereof at the Loan C Rate. Interest shall be computed on the basis of a year of three hundred sixty (360) days, composed of twelve 30-day months, and the actual number of days elapsed.
          (c) Senior Subordinated Notes. The Company covenants and agrees to make payments to Agent for the ratable benefit of Purchasers, of accrued interest on the Senior Subordinated Notes on the first Business Day of each month during the term of the Senior Subordinated Notes commencing on November 1, 2003. The Senior Subordinated Notes will bear interest in two components: (i) interest will be payable in cash on the outstanding principal amount thereof (as increased by Senior PIK Interest that is paid-in-kind as described below), at a rate equal to thirteen percent (13.0%) per annum (“Senior Cash Interest”) and (ii) interest will be payable in kind on (and thereby increase) the outstanding principal amount of the Senior Subordinated Notes (as such principal amount is so increased from time to time), at a rate of two percent (2%) per annum (“Senior PIK Interest”); provided, further, that a late fee of two hundred and fifty (250) basis points shall be added on any amounts due hereunder which are not paid when due in accordance with this Section 3.1(b). Senior PIK Interest shall be payable monthly as provided above. Senior PIK Interest shall be payable as an increase in the principal amount of the Senior Subordinated Notes without any further action on the part of Agent or the Company and such increased principal amount of the Senior Subordinated Notes shall be paid in full in connection with the repayment of the Senior Subordinated Notes. Both Senior Cash Interest and Senior PIK Interest will be computed on the basis of a year of 360 days, composed of twelve 30-day months, and the actual number of days elapsed. The Agent’s determination of the amount of Senior Subordinated Notes outstanding at any time shall be conclusive and binding, absent manifest error.

          (d) Junior Subordinated Notes. The Company covenants and agrees to make payments to Agent for the ratable benefit of Purchasers, of accrued interest on the Junior Subordinated Notes on the first Business Day of each month during the term of the Junior Subordinated Notes commencing on November 1, 2003. The Junior Subordinated Notes will bear interest in two components: (i) interest will be payable in cash on the outstanding principal amount thereof (as increased by Junior PIK Interest that is paid-in-kind as described below), at a rate equal to fourteen percent (14.0%) per annum (“Junior Cash Interest”) and (ii) interest will be payable in kind on (and thereby increase) the outstanding principal amount of the Junior Subordinated Notes (as such principal amount is so increased from time to time), at a rate of three percent (3%) per annum (“Junior PIK Interest”); provided, further, that a late fee of two hundred and fifty (250) basis points shall be added on any amounts due hereunder which are not paid when due in accordance with this Section 3.1(c). Junior PIK Interest shall be payable as an increase in the principal amount of the Junior Subordinated Notes without any further action on the part of Agent or the Company and such increased principal amount of the Junior Subordinated Notes shall be paid in full in connection with the repayment of the Junior Subordinated Notes. Both Junior Cash Interest and Junior PIK Interest on the Junior Subordinated Notes will be computed on the basis of a year of 360 days, composed of twelve 30-day months, and the actual number of days elapsed. The Agent’s determination of the amount of Junior Subordinated Notes outstanding at any time shall be conclusive and binding, absent manifest error.
          (e) Further PIK Conditions. From and after the date on which the Senior Agent gives the Agent and the Company notice that either of the Tranche B PIK Conditions exists, notwithstanding the Junior Cash Interest Payment obligations of the Company pursuant to Section 3.1(d), the entire amount of interest payable on the Tranche B Notes shall be payable in the form of Junior PIK Interest at a rate of 17.0% per annum, subject to such other terms with respect to Junior PIK Interest as are provided in Section 3.1(d). From and after the date on which the Senior Agent gives the Agent and the Company notice that either of the Tranche A PIK Conditions exists, notwithstanding the Junior Cash Interest Payment obligations of the Company pursuant to Section 3.1(d), the entire amount of interest payable on the Tranche A Notes shall be payable in the form of Junior PIK Interest at a rate of 17.0% per annum, subject to such other terms with respect to Junior PIK Interest as are provided in Section 3.1(d). The Tranche A Notes shall resume payment of Junior Cash Interest prospectively from and after the date (and so long as) both Tranche A PIK Conditions shall cease to exist and the Tranche B Notes shall resume payment of Junior Cash Interest prospectively from and after the date (and so long as) both Tranche B PIK Conditions shall cease to exist.
          (f) Cash Payments in Lieu of PIK Interest. Notwithstanding Sections 3.1(c), (d) and 3.1(e) hereof, commencing with the first “accrual period” (as defined for purposes of the Code) ending after the fifth anniversary of the Closing Date, the Company shall, in respect to either or both series of Subordinated Notes (including, for all purposes of this Section 3.1(f), any Tranche thereof), pay in cash, on or before the end of such accrual period, both the annual Junior or Senior PIK Interest and the accrued and unpaid PIK Interest with respect to such series of Subordinated Notes if, but only to the extent that, the aggregate amount of the sum of (i) the PIK Interest and (ii) the original issue discount (other than PIK Interest), in each case that has accrued and not been paid in cash from the Closing Date through the end of such accrual period on such series of Subordinated Notes, exceeds the product of the “issue price” (as defined for purposes of the Code) for such series of Subordinated Notes and the “yield to maturity” (as defined for purposes of the Code) on such series of Subordinated Notes.

     3.2 Repayment of Senior Term B Notes. The Company covenants and agrees to repay to Agent, for the ratable benefit of Purchasers, the unpaid principal balance of the Senior Term B Notes in the amount of $25,000 per calendar quarter commencing January 1, 2004. The Company covenants and agrees to repay to Agent, for the ratable benefit of Purchasers, the then unpaid principal balance of the Senior Term B Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder on September 30, 2008.
     3.3 Repayment of Senior Term C Notes. The Company covenants and agrees to repay Agent, for the ratable benefit of Purchasers, the then unpaid principal balance of the Senior Term C Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder on November 10, 2011.
     3.4 Repayment of Senior Subordinated Notes. The Company covenants and agrees to repay to Agent, for the ratable benefit of Purchasers, the then unpaid principal balance of the Senior Subordinated Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder on September 30, 2009.
     3.5 Repayment of Junior Subordinated Notes. The Company covenants and agrees to pay to Agent, for the ratable benefit of Purchasers, the then unpaid principal balance of the Junior Subordinated Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder on September 30, 2010.
     3.6 Optional Prepayment of the Notes. Subject to the terms of this Section 3.6, the Company may prepay to Agent, for the ratable benefit of Purchasers, the outstanding principal amount of the Senior Term Notes, the Senior Subordinated Notes and the Junior Subordinated Notes in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding on any of the Notes, at any time at a price equal to (i) the accrued interest on such Note, if any, to the date set for prepayment, plus, (ii) a prepayment fee representing the amortization of certain of Purchasers’ costs incurred in connection with the purchase of the Notes, equal to the principal amount prepaid on such Note multiplied by the following percentage:

If Prepaid During
the 12-Month Period
Ending on September 30
of the Following Years:	Percentage
2004	5%
2005	4%
2006	3%
2007	2%
2008	1%
provided, however, that (a) the Senior Subordinated Notes may not be prepaid so long as any Senior Term Notes remain outstanding and (b) the Junior Subordinated Notes may not be prepaid so long as any Senior Subordinated Notes remain outstanding. All such prepayments (A) shall be applied by Agent to the outstanding principal of the Notes in order of priority set forth above and in the inverse order of maturity after application of such prepayment to any accrued interest and prepayment premium payable in connection therewith, and (B) in connection with the Senior Term Loans, shall be applied first to the Senior Term Loan B and second, so long as no Senior Term B Notes remain outstanding, to the Senior Term Loan C.

     3.7 Notice of Optional Prepayment. If the Company elects to prepay any Notes pursuant to Section 3.6 hereof, the Company shall give notice of such prepayment to Agent and each holder of the Notes to be prepaid not less than thirty (30) days or more than ninety (90) days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made, (ii) the principal amount of such Notes to be prepaid on such date, and (iii) the premium, if any, and accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of the Chairman of the Board of Directors, the President or the Vice President and the Treasurer of the Company that such prepayment is being made in compliance with Section 3.6. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, shall become due and payable on the prepayment date set forth in such notice.
     3.8 Mandatory Prepayment.
          (a) Change of Control. The Notes shall be prepaid in full, together with all interest, fees and expenses plus a prepayment premium computed in accordance with Section 3.6, as if such prepayment were an optional prepayment pursuant to Section 3.6, in the event of a Change of Control or upon such Notes becoming due pursuant to Section 8.2.
          (b) Excess Cash Flow. Subject to the satisfaction of each of the conditions set forth in the second sentence of Section 7.18 of the Senior Credit Agreement, the Company shall prepay the outstanding amount of the Senior Term Notes in an amount equal to 75% of Net Cash Flow for each fiscal year commencing on or after December 31, 2003, payable upon delivery of the financial statements to the Agent referred to in and required by Section 7.1(e)(i) for such fiscal year but in any event not later than ninety (90) days after the end of each such subsequent fiscal year, which amount shall be applied first, to the outstanding principal installments of the Term Financing in the inverse order of the maturities thereof; provided, however, that (a) with respect to each fiscal year during which the Senior Leverage Ratio (as defined in the Senior Credit Agreement) was equal to or less than 1.25 to 1.00, the 75% figure set forth in this Section 3.8(b) shall be reduced to 50%; and provided, further, that the amount of any prepayment due pursuant to this Section 3.8(b) shall be reduced by the amount of any prepayment made by the Company on the Term Financing pursuant to Section 2.14(b) of the Senior Credit Agreement. All such prepayments shall be applied by Agent to the outstanding principal of Senior Term Loan B, and then to the outstanding principal of Senior Term Loan C, in each case in the inverse order of maturity after application of such prepayment to any accrued interest payable in connection therewith.
     3.9 Home Office Payment. The Company will pay all sums becoming due on the Notes for principal, premium, if any, and interest to Agent by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as Purchasers shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Notes or the making of any notation thereon, except that, upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, each holder thereof shall surrender such Notes for cancellation, reasonably promptly after such request, to the Company at its principal executive office.
     3.10 Taxes. Any and all payments by the Company hereunder or under the Notes or any other Transaction Documents that are made to or for the benefit of Purchasers shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”), excluding taxes imposed on Agent’s or Purchasers’ net income or capital and franchise taxes imposed on any of them by the jurisdiction under the laws of which any of them is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If the Company shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Note or other Purchase Document to Agent for the benefit of Purchasers, or to Purchasers, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this Section 3.10), each Purchaser receives an amount equal to the sum it would have received had no such deductions been made. The Company shall make such deductions and the Company shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Company agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Transaction Documents or from the execution or delivery by the Company or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Agent or Purchasers of their respective rights under any and all Transaction Documents (collectively, “Other Taxes”). The Company will indemnify Agent and Purchasers for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date Agent or Purchasers provide the Company with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by Agent or Purchasers in good faith to the Company shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Company under this Section 3.10 shall survive the payment of the Notes and the termination of this Agreement. Within thirty (30) days after the Company having received a receipt for payment of Covered Taxes and/or Other Taxes, the Company shall furnish to Agent, the original or certified copy of a receipt evidencing the full payment thereof.
     3.11 Maximum Lawful Rate. This Agreement, the Notes and the other Transaction Documents are hereby limited by this Section 3.11. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Purchasers exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent or Purchasers in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Agent or Purchasers shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Company.
     3.12 Capital Adequacy. If, after the date hereof, either the introduction of or any change of the interpretation of any law or the compliance by Purchasers with any guideline or request from any governmental authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital or assets of Purchasers as a consequence of, as determined by Agent or Purchasers in their sole discretion, the existence of any Purchaser’s obligations under this Agreement or any other Transaction Documents, then, upon demand by Purchasers, the Company immediately shall pay to Purchasers, from the time as specified by Purchasers, additional amounts sufficient to compensate Purchaser in light of such circumstances.
     3.13 Breakage. In addition to all amounts required to be paid by the Company pursuant to this Agreement, the Company shall compensate each Purchaser, upon demand, for all losses, expenses and liabilities that such Purchaser may sustain (i) if for any reason any LIBOR Rate based loan is prepaid on a date that is not the last day of the applicable interest period or (ii) as a consequence of any failure by the Company to repay LIBOR Rate based loans when required by the terms hereof. The Purchaser making demand for such compensation shall deliver to the Company concurrently with such demand a written statement as to such losses, expenses and liabilities in reasonable detail, and this statement shall be conclusive as to the amount of compensation due to such Purchaser, absent manifest error.
     3.14 Certain Waivers. The Company unconditionally waives (i) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (ii) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that the Company may have or claim against any Purchaser, the Agent or any prior Purchaser or Agent.
     3.15 Redemption of Preferred Stock. The Company shall redeem the Preferred Stock as specified in its Charter and shall make all payments required to be made thereunder.
ARTICLE 4
CONDITIONS
     4.1 Conditions to the Senior Term Loans and the Purchase of Securities. The obligation of Purchasers to advance the Senior Term Loans and to purchase and pay for the Securities is subject to the satisfaction, prior to or at the Closing, in the case of the issuance of the Original Securities, and the Additional Closing, in the case of the issuance of the Additional Securities, as the case maybe, of the following conditions:
          (a) Representations and Warranties True. The representations and warranties contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date and the Additional Closing Date, as the case may be, as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.
          (b) Material Adverse Change. There will have been no material adverse change in the business or financial condition of the Company since July 30, 2003.
          (c) Security Agreement; Collateral Assignment. The Company and Agent, for the benefit of Purchasers, shall have entered into (i) a security agreement, in form and substance as set forth in Exhibit F attached hereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Security Agreement”) and (ii) a collateral patent, trademark, copyright and license assignment or assignments in form and substance as set forth in Exhibit G attached hereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Collateral Assignment”). The Company shall have executed and delivered to Agent, for the benefit of

Purchasers, such financing statements and other instruments (collectively, “Financing Statements”) as Agent shall require in order to perfect and maintain the continued perfection of the security interest created by the Security Agreement and the Collateral Assignment. Agent shall have received reports of filings with appropriate government agencies showing that there are no Liens on the assets of the Company other than Permitted Liens.
          (d) Consummation of Acquisitions.
          (i) On the Closing Date, the Acquisition shall have been consummated on the terms set forth in the Acquisition Agreement and in form and substance satisfactory to Purchasers, in their sole discretion, and Purchasers shall have been provided copies of all agreements, instruments and documents delivered in connection therewith.
          (ii) On the Additional Closing Date, the Proxtronics Acquisition shall have been consummated on the terms set forth in the Proxtronics Acquisition Agreement in form and substance satisfactory to Purchasers, in their sole discretion, and Purchasers shall have been provided copies of all agreements, instruments and documents delivered in connection therewith.
          (e) Senior Financing. The Senior Financing shall have been consummated in form and substance satisfactory to Purchasers, in their sole discretion, and Purchasers shall have been provided copies of all agreements, instruments and documents delivered in connection therewith.
          (f) Environmental Reports. Agent shall have received all requested reports covering the Company’s properties in form and substance satisfactory to Agent regarding the Company’s compliance with Environmental Laws.
          (g) Stockholders Agreement. The Company and each of its stockholders shall have entered into a stockholders agreement in form and substance as set forth in Exhibit H hereto (as the same may be amended, modified or supplemented and in effect from time to time, the “Stockholders Agreement”).
          (h) Closing Documents. The Company will have delivered or caused to be delivered to Agent all of the following documents in form and substance satisfactory to Agent:
          (i) one or more Senior Term B Notes evidencing the Senior Term Loan B (as designated by Agent and Purchasers pursuant to Section 2.3(a) and Annex B hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Company;
          (ii) one or more Senior Term C Notes evidencing the Senior Term Loan C (as designated by Agent and Purchasers pursuant to Section 2.3(b) and Annex B hereof) in aggregate original principal amount as set forth herein, duly completed and executed by the Company;
          (iii) one or more Senior Subordinated Notes (as designated by Agent and Purchasers pursuant to Section 2.4 and Annex B hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Company;
          (iv) one or more Junior Subordinated Notes (as designated by Agent and Purchasers pursuant to Section 2.5 and Annex B hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Company;
          (v) one or more Warrants (as designated by Agent and Purchasers pursuant to Section 2.6 and Annex B hereof) evidencing the right to acquire the number of shares of Common Stock of the Company set forth in Section 2.6 and Annex B hereof, subject to adjustment from time to time in accordance with the terms thereof;
          (vi) one or more stock certificates representing the Preferred Stock purchased pursuant to this Agreement;
          (vii) one or more stock certificates representing the Common Stock purchased pursuant to this Agreement;
          (viii) certificates of good standing dated not more than 10 days prior to the Closing Date and the Additional Closing Date, as the case may be, for the Company issued by its jurisdiction of organization and each jurisdiction where it is qualified to operate as a foreign corporation, or its equivalent;
          (ix) a copy of the Charter of the Company certified by the appropriate governmental official of the jurisdiction of its organization as of a date not more than 10 days prior to the Closing Date and the Additional Closing Date, as the case may be;
          (x) a copy of the By-laws of the Company, certified as of the Closing Date and the Additional Closing Date, as the case may be, by the secretary or assistant secretary of the Company;
          (xi) a certificate of the secretary or assistant secretary of the Company, certifying as to the names and true signatures of the officers or other authorized person of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder;
          (xii) copies of the resolutions duly adopted by the Company’s board of directors, general partners, board of managers or other governing body, authorizing the execution, delivery and performance by the Company of this Agreement and each of the other agreements, instruments and documents contemplated hereby to which the Company is a party, and the consummation of all of the other Transactions, certified as of the Closing Date and the Additional Closing Date, as the case may be, by the secretary or assistant secretary of the Company;

          (xiii) a certificate dated as of the Closing Date and the Additional Closing Date, as the case may be, from an officer of the Company stating that the conditions specified in this Section 4.1 have been fully satisfied or waived by Agent;
          (xiv) certificates of insurance evidencing the existence of all insurance required to be maintained by the Company pursuant to Section 7.1(c), and Agent shall be satisfied with the type and extent of such coverage;
          (xv) copies of all material leases to which the Company is a party; and
          (xvi) such other documents relating to the Transactions contemplated by this Agreement as Agent or its special counsel reasonably may request.
          (i) Purchaser’s Fees and Expenses.
          (i) Loan Origination Fee. On the Closing Date, the Company shall pay the Loan Origination Fee to ACFS (and the Company hereby authorizes Agent to deduct from the aggregate proceeds from the sale of the Original Securities, by the Company, the unpaid amount of such Loan Origination Fee);
          (ii) Structuring Fee. On the Closing Date, the Company shall pay the Structuring Fee to ACFS (and the Company hereby authorizes the Agent to deduct from the sale of the Original Securities, by the Company, the unpaid amount of such Structuring Fee);
          (iii) Senior Term C Closing Fee. On the Additional Closing Date, the Company shall pay the Senior Term C Closing Fee to ACFS (and the Company hereby authorizes the Agent to deduct from the sale of the Additional Securities, by the Company, the unpaid amount of such Senior Term C Closing Fee); and
          (iv) Other Fees and Expenses. On the Closing Date and the Additional Closing Date, as the case may be, the Company shall have paid the fees and expenses of Agent and Purchasers, payable by the Company pursuant to Section 14.4 hereof (and the Company hereby authorizes Agent to deduct from the aggregate proceeds of the sale of the Securities, by the Company, all such amounts).
          (j) Legal Investment. On the Closing Date and the Additional Closing Date, as the case may be, Purchasers’ purchase of the Securities and making of the Senior Term Loans shall not be prohibited by any applicable law, rule or regulation of any Governmental Authority (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) as a result of the promulgation or enactment thereof or any changes therein.
          (k) Proceedings. All proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and the

Additional Closing Date, as the case may be, and all documents incident thereto will be satisfactory in form and substance to Agent and its special counsel and to Purchaser and its special counsel.
          (l) Consummation of Senior Financing. The Senior Financing shall have been consummated in form and substance satisfactory to the Purchasers in the Purchasers’ sole discretion and the Purchasers shall have been provided copies of all agreements, instruments and documents in connection therewith.
          (m) Investment Banking Services Agreement. The Company and ACFS shall have executed an Investment Banking Services Agreement in the form attached hereto as Exhibit I.
          (n) Employment Agreement of Sandra Nemecek. The Company shall have entered into an Employment Agreement with Sandra Nemecek in form and substance satisfactory to the Agent and the Purchaser in their sole discretion.
          (o) Intercreditor Agreement. The Company and Agent, for the benefit of Purchasers, and GMAC, as agent for the Senior Lenders, shall have entered into the Intercreditor Agreement.
          4.2 Waiver. Any condition specified in Section 4.1 hereof may be waived by Agent on behalf of Purchasers; provided that no such waiver will be effective against Agent unless it is set forth in a writing executed by Agent.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     5.1 Representations and Warranties of the Company. As a material inducement to Agent and Purchasers to enter into this Agreement, advance the Senior Term Loans, and purchase the Securities, the Company hereby represents and warrants to Agent and Purchasers as follows:
          (a) Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the Transactions, and is qualified to do business in the jurisdictions listed on the “Organization Schedule” attached hereto as Schedule 5.1(a), which includes every jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect. The Company has its principal place of business as set forth on the “Organization Schedule”. The copies of the Charter and By-laws of the Company has been furnished to Agent and reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.
          (b) Principal Business. The Company is primarily engaged in the business of supplying analytical monitoring services to detect personal occupational exposure to radiation (the “Business”).
          (c) Financial Statements and Financial Projections.

          (i) Financial Statements; Historical Statements. The Company has delivered to Agent copies of its unaudited pro forma balance sheet and income statements of the Business for the year ended December 31, 2002, and unaudited balance sheet and income statements for the six (6) month period ended June 30, 2003 (together, the “Financial Statements”). The Financial Statements present fairly the financial position, results of operations and cash flows of the Business as at the dates and for the periods indicated.
          (ii) Financial Projections. The Company has delivered to Agent financial projections of the Company and their Subsidiaries for the period the Closing Date through December 31, 2008 derived from various assumptions of Company’s management (the “Financial Projections”). The Financial Projections represent a reasonable range of possible results in light of the history of the Business and the Company’s present and reasonably foreseeable conditions and the intentions of the Company’s management. The Financial Projections accurately reflect the liabilities of the Company upon consummation of the transactions contemplated hereby as of the Closing Date in all material respects.
          (iii) Accuracy of Financial Statements. The Company and their Subsidiaries do not have any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Annual Statements or in the notes thereto, and except as disclosed therein, there are no unrealized or anticipated losses from any commitments of the Company and their Subsidiaries in each case which would be reasonably expected to cause a Material Adverse Effect.
          (d) Capitalization and Related Matters. As of the Additional Closing Date, after giving effect to the Transactions, the authorized capital stock of the Company will consist of 200,000 shares of Common Stock of which 17,581 shares of Common Stock are issued and outstanding and of which 88,967 shares of Common Stock of the Company have been reserved for issuance upon exercise of the Warrants, and 50,000 shares of Preferred Stock, 20,092 of which are issued and outstanding. As of the Additional Closing Date, after giving effect to the Transactions, the Company will not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, other than the Warrants and Options. As of the Additional Closing Date, after giving effect to the Transactions, the Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as set forth herein, in the Charter and in the Stockholders Agreement. As of the Additional Closing Date, after giving effect to the Transactions, all of the outstanding shares of the Company’s capital stock will be validly issued, fully paid and nonassessable. There are no statutory or contractual stockholders’ preemptive rights with respect to the issuance of the Warrants or Preferred Stock hereunder. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Securities hereunder do not require registration under the Securities Act or any applicable state securities laws. There are no agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock other than as contemplated herein and in the Stockholders Agreement.

          (e) Subsidiaries. The Company does not own, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person. The Company has no Subsidiaries.
          (f) Authorization; No Breach. The execution, delivery and performance of the Transaction Documents, and the consummation of the Transactions has been duly authorized by the Company. Except as specifically provided by the Transaction Documents, the execution and delivery by the Company of the Transaction Documents and the consummation of the Transactions do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) except as created pursuant to the Security Documents, result in the creation of any Lien upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to, the Charter or By-laws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is a party or to which it or its assets are subject.
          (g) Governmental Approvals. Except as specifically provided by the Transaction Documents, no registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the consummation of the Transactions by the Company.
          (h) Enforceability. This Agreement constitutes, and each of the other Transaction Documents when duly executed and delivered by the Company will constitute, legal, valid and binding obligations of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.
          (i) No Material Adverse Change. Since June 30, 2003 there has been no event or occurrence that is reasonably likely to have a Material Adverse Effect.
          (j) Litigation. Except as described in the “Litigation Schedule” attached hereto as Schedule 5.1(j) there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority now pending or, to the best knowledge of the Company’ management after due inquiry, threatened against or filed by or affecting the Company, its directors or officers or the businesses, assets or rights of the Company. The Company, its directors or officers shall promptly provide Agent with a copy of all pleadings of all lawsuits filed against others and, in the case of other actions, a letter stating the nature of such suits and a copy of all pleadings.
          (k) Compliance with Laws. The Company is not in violation in any respect of any applicable Law where such violation would reasonably be expected to have a Material Adverse Effect. The Company is not in default with respect to any Order, rule or regulation of any Governmental Authority which default would reasonably be expected to have a Material Adverse Effect. The Company is not in, and the consummation of the Transactions will not cause any, default concerning any Order, rule or regulation of any Governmental Authority which default would reasonably be expected to have a Material Adverse Effect, and there is no investigation, enforcement action or regulatory action pending or to the Company’s knowledge, threatened against or affecting the Company by any Governmental Authority, except as set forth on the Litigation Schedule or would not be reasonably be expected to have a Material Adverse Effect. Except as set forth in the Litigation Schedule, there is no remedial or other corrective action that the Company is required to take to remain in compliance with any Order, rule or regulation of any Governmental Authority or to maintain any material Permits granted by any Governmental Authority in full force and effect. During the past ten (10) years, none of the officers, directors or management of the Company has been arrested or convicted of any material crime nor have any of them been bankrupt or an officer or director of a bankrupt company.
          (l) Environmental Protection. Except as specified in the “Environmental Schedule” attached hereto as Schedule 5.1(l) and after giving effect to the Transactions: (i) the business of the Company, the methods and means employed by it in its operation (including all operations and conditions at or in its properties), and the assets owned, leased, managed, used, controlled, held or operated by it, comply in all respects with all applicable Environmental Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect; (ii) with respect to the Properties and Facilities, the Company has obtained, possesses and is in compliance with all Environmental Permits, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect; (iii) the Company has not received (x) any claim or notice of violation, lien, complaint, suit, Order or other claim or notice to the effect they are or may be liable to any Person as a result of (A) the environmental condition of any of their Properties or any other property, or (B) the Release or threatened Release of any Pollutant, or (y) any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the best of the Company’s knowledge, none of the operations of the Company is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Pollutant at the Properties and Facilities or at any other location, including any location to which the Company has transported, or arranged for the transportation of, any Pollutants with respect to the Properties and Facilities; (iv) neither the Company, nor any prior owner or operator has incurred in the past, or is now subject to, any material Environmental Liabilities; (v) there are no Liens, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Properties and Facilities, based upon any Environmental Laws; (vi) there are no USTs located in, at, on, or under the Properties and Facilities other than the USTs identified in the Environmental Schedule as USTs; and each of those USTs is in full compliance with all Environmental Laws; and (vii) except as disclosed in the Environmental Schedule, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, or otherwise related to the Properties and Facilities (including, without limitation, any building, structure, or other improvement that is a part of the Properties and Facilities), and all of the PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos identified in the Environmental Schedule are in full compliance with all Environmental Laws.
          (m) Legal Investments; Use of Proceeds. The Company will use the proceeds from the sale of the Original Securities and the making of the Senior Term Loan B to pay a portion of the purchase consideration under the Acquisition Agreement. The Company will use the proceeds from the making of the Senior Term Loan C to pay a portion of the purchase consideration under the Proxtronics Acquisition Agreement. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the sale of the Securities and the making of the Senior Term Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.
          (n) Taxes. The Company has filed or caused to be filed all Federal, state and local tax returns that are required to be filed by them, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes, except where such taxes are being contested in good faith by appropriate proceedings and the Company has set aside on its books adequate reserves with respect thereto.
          (o) Labor and Employment. The Company and its Plans are in compliance in all respects with those provisions of ERISA, the Code, the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder which are applicable to the Company or any such Plan except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred with respect to any Plan as to which the Company is or was required to file a report with the PBGC. No Plan has any material amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA), whether or not waived, and neither the Company nor any member of the Controlled Group has incurred or expects to incur any material withdrawal liability under Subtitle E of Title IV of ERISA to a Multiemployer Plan. The Company is in compliance in all respects with all labor and employment laws, rules, regulations and requirements of all applicable domestic and foreign jurisdictions except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. There are no pending or to the Company’s knowledge, threatened labor disputes, work stoppages or strikes.
          (p) Investment Company Act; Public Utility Holding Company Act. The Company is not (i) an “investment company” or “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          (q) Properties; Security Interests. The Company has good and marketable title to, or valid leasehold interests in, all of the material assets and properties used or useful by the Company in the Business (collectively, the “Properties and Facilities”), subject to no Liens except for Permitted Liens. All of the Properties and Facilities are in good repair, working order and condition (ordinary wear and tear excepted) and all such assets and properties are owned by the Company free and clear of all Liens except for Permitted Liens. The Properties and Facilities constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of the Business. The Security Agreement creates and grants to Agent a valid and perfected security interest in all the collateral thereunder, subject only to Permitted Liens. All real estate owned or leased by the Company is listed on the “Properties Schedule,” attached hereto as Schedule 5.1(q).
          (r) Intellectual Property; Licenses. The Company possesses all Proprietary Rights necessary to conduct the Business as heretofore conducted or as proposed to be conducted by it. All material Proprietary Rights (other than for commercial off-the-shelf software) registered in the name of the Company and applications therefor filed by the Company are listed on the “Intellectual Property Schedule,” attached hereto as Schedule 5.1(r). No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations would reasonably be expected to have a Material Adverse Effect. The Company has no notice or knowledge of any facts or any past, present or threatened occurrence that could preclude or impair the Company’s ability to retain or obtain any authorization necessary for the operation of the Business.
          (s) Solvency. After giving effect to the Transactions, (i) the fair value of the assets of the Company, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Company will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Company will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Company will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date and the Additional Closing Date.
          (t) Complete Disclosure. All factual information furnished by or on behalf of the Company to Agent for purposes of or in connection with this Agreement or the Transactions is, and all other such factual information hereafter furnished by or on behalf of the Company will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.
          (u) Side Agreements. Neither the Company nor any director, officer or employee of the Company or any of its Affiliates has entered into any material side agreement, either oral or written, with any individual or business, pursuant to which the director, officer, employee, the Company or Affiliate agreed to do anything beyond the requirements of the formal, written contracts executed by the Company and disclosed to Purchasers and Agent herein.
          (v) Broker’s or Finder’s Commissions. Other than broker’s fees payable to Natexis Bleichroeder, David C. Watt and Taylor A. Gibson in connection with the Acquisition Agreement, no broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by the Company or any of its officers, directors or agents with respect to the issuance and sale of the Securities or the making of the Senior Term Loans or the transactions contemplated by this Agreement, including without limitation the Transactions, except for fees payable to ACFS, Purchasers and Agent. The Company agrees to indemnify Agent and Purchasers and hold them harmless from against any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Company, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent or Purchasers without the knowledge of the Company.
          (w) Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.1(w), the Company has no material liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

          (i) those liabilities or obligations set forth on the Financial Statements and not heretofore paid or discharged;
          (ii) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the schedules or not required to be disclosed because of the term or amount involved or otherwise; and
          (iii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business.
     5.2 Absolute Reliance on the Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by Agent or Purchasers or on Agent’s or Purchasers’ behalf.
ARTICLE 6
TRANSFER OF NOTES
     6.1 Restricted Securities. Purchasers acknowledge that the Securities have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Company is not required to register any of the Securities, as the case may be.
     6.2 Legends; Purchaser’s Representations. Each Purchaser hereby represents and warrants to the Company that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring the Securities for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the Securities to an affiliate or affiliates of Purchasers) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. The Company may place an appropriate legend on the Securities owned by Purchasers concerning the restrictions set forth in this Article 6. Upon the assignment or transfer by Purchasers or any of its successors or assignees of all or any part of the Securities permitted under this Agreement, the term “Purchaser” as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Securities, or portion thereof.
     6.3 Transfer of Notes. Subject to Section 6.2 hereof, a holder of a Note may transfer such Note to a new holder, or may exchange such Note for Notes of different denominations (but in no event of denominations of less than $100,000 in original principal amount), by surrendering such Note to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor. The Company shall simultaneously deliver to such holder or its designee such new Notes, shall mark the surrendered Notes as canceled and shall provide notice of such transfer to Agent. In lieu of the foregoing procedures, a holder may assign a Note (in whole but not in part) to a new holder by sending written notice to the Company and Agent of such assignment specifying the new holder’s name and address; in such case, the Company shall promptly acknowledge such assignment in writing to both the old and new holder. The Company shall not be required to recognize any subsequent holder of a Note unless and until the Company has received reasonable assurance that all applicable transfer taxes have been paid.
     6.4 Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of any Securities or Notes and the ownership thereof, the Company shall, upon the written request of the holder of such Securities or Notes, execute and deliver in replacement thereof new Securities or Notes in the same form, in the same original principal amount and dated the same date as the Securities or Notes so mutilated, destroyed, lost or stolen; and such Securities or Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Securities or Notes being replaced have been mutilated, they shall be surrendered to the Company; and if such replaced Securities or Notes have been destroyed, lost or stolen, such holder thereof shall furnish the Company with an indemnity in writing to save it harmless in respect of such replaced Security.
     6.5 No Other Representations Affected. Nothing contained in this Article 6 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Purchaser.
ARTICLE 7
COVENANTS
     7.1 Affirmative Covenants. The Company covenants that, so long as all or any of the principal amount of the Notes or any interest thereon shall remain outstanding, and, thereafter, so long as any Purchaser owns any Warrants, Preferred Stock, Common Stock or Underlying Common Stock, the Company shall:
          (a) Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
          (b) Businesses and Properties; Compliance with Laws. At all times (i) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, Permits, franchises, patents, copyrights, trademarks and trade names, which may be material to the conduct of its businesses; (ii) comply in all respects with all Laws applicable to the operation of such business, including but not limited to, all Environmental Laws, whether now in effect or hereafter enacted, and with all other applicable Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect, (iii) take all action which may be reasonably required to obtain, preserve, renew and extend all rights, patents, copyrights, trademarks, tradenames, franchises, Permits and any other authorizations which may be material to the operation of such business, (iv) maintain, preserve and protect all property material to the conduct of such business, and (v) except for obsolete or worn out equipment and ordinary wear and tear, keep their property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          (c) Insurance. Maintain insurance required by the Transaction Documents and any and all contracts entered into by the Company, including but not limited to: (i) coverage on its insurable properties (including all inventory, equipment and real property) against the perils of fire, theft and burglary; (ii) public liability; (iii) workers’ compensation; (iv) business interruption; (v) product liability; (vi) such other risks as are customary with companies similarly situated and in the same or similar businesses as that of the Company under policies issued by financially sound and reputable insurers in such amounts as are customary with companies similarly situated and in the same or similar business. The Company shall pay all insurance premiums payable by it and shall deliver the policy or policies of such insurance (or certificates of insurance with copies of such policies) to Purchasers. All insurance policies of the Company shall contain endorsements, in form and substance reasonably satisfactory to Agent, providing that the insurance shall not be cancelable except upon thirty (30) days’ prior written notice to Agent. Agent, on behalf of Purchasers, shall be shown as a loss payee and an additional named insured party under all such insurance policies.
          (d) Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of their properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto.
          (e) Financial Statements; Reports. Furnish to Agent:
          (i) Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year, a balance sheet and statements of operations, stockholders’ equity and cash flows of the Company showing the financial condition of the Company on a Consolidated Basis as of the close of such year and the results of operations during such year, all the foregoing financial statements to be audited by a firm of independent certified public accountants of recognized national standing acceptable to Agent and accompanied by an opinion of such accountants without material exceptions or qualifications. Additionally, such financial statements shall be accompanied by a certificate of such accountants (which shall not contain any qualification exception or score limitation not acceptable to Agent) stating that in the course of its regular audit of the Business of the Company, which audit was conducted in accordance with GAAP, no Default or Event of Default relating to financial and accounting matters has come to their attention, or if any Default or Event of Default exists, a statement as to the nature thereof.
          (ii) Monthly Statements. Within forty-five (45) days after the end of each month ending prior to January 1, 2004, and within thirty (30) days after the end of each subsequent calendar month, unaudited financial statements (including a balance sheet and cash flow and income statements) showing the financial condition and results of operations of the Company on a Consolidated Basis as of the end of each such month and for the then elapsed portion of the current fiscal year, together with comparisons to the corresponding periods in the preceding year and the budget for such periods, accompanied by a certificate of an officer that such financial statements have been prepared in accordance with GAAP (except with respect to up to the first six (6) months ending after the Closing Date) subject to the absence of footnote disclosures and year-end adjustments, on a basis consistent with practices commenced after the Closing Date, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
          (iii) Format; Management Report; Certificate of Compliance: Each balance sheet, operations statement and cash flow statement furnished to Agent or Purchasers pursuant to subsections (i) and (ii) of this 7.1(e) will be furnished by an electronic means in Excel spreadsheet format containing such line items and other formatting requirements as maybe specified by Agent. Each financial statement furnished to Agent pursuant to subsections (i) and (ii) of this Section 7.1(e) shall be accompanied by (A) a written narrative report by the management of the Company explaining material developments and trends in the Business and such financial statements and (B) a written certificate signed by the Company’s chief financial officer to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same, and a compliance certificate in the form of Exhibit J showing the Company’s compliance with the covenants set forth in Section 7.3.
          (iv) Accountant Reports. Promptly upon the receipt thereof, copies of all reports, if any, submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit or review of the financial statements of the Company made by such accountants, including but not limited to, any comment letter submitted by such accountants to management in connection with any annual review.
          (v) Projections. As soon as available, but in no event later than thirty (30) days after the end of each fiscal year, a projection of the Company’s balance sheet, and income, retained earnings and cash flow statements, respectively, for the following five (5) fiscal years and comparable actual and budgeted figures for the current year; provided that for each five (5) year period for which any projections relate, the first two (2) years included in such projections will be prepared on a monthly basis and the last three years will be prepared on an annual basis, and within ten (10) days after any material update or amendment of any such plan or forecast, a copy of such update or amendment, including a description of and reasons for such update or amendment. Each such projection, update or amendment shall be accompanied by a written certificate signed by the Company’s chief financial officer to the effect that it has been prepared on the basis of the Company’s historical financial statements and records, together with the assumptions set forth in such projection and that it reflects expectations, after reasonable analysis, of the Company’s management as to the matters set forth therein.

          (vi) Additional Information. Promptly, from time to time, such other information regarding the compliance by the Company with the terms of this Agreement and the other Transaction Documents or the affairs, operations or condition (financial or otherwise) of the Company as Agent or Required Purchasers may reasonably request and that is capable of being obtained, produced or generated by the Company or of which the Company has knowledge.
          (f) Litigation and Other Notices. Give Agent prompt written notice of the following:
          (i) Orders; Injunctions. The issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of any loan or the initiation of any litigation or similar proceeding seeking any or any of injunction, order or other restraint.
          (ii) Litigation. The notice, filing or commencement of any action, suit or proceeding against the Company whether at law or in equity or by or before any court or any Federal, state, municipal or other Governmental Authority that, if adversely determined against the Company, could reasonably result in uninsured liability in excess of $100,000 in the aggregate.
          (iii) Environmental Matters. (A) Any Release or threatened Release of any Pollutant required to be reported to any Federal, state or local Governmental Authority under any applicable Environmental Laws in the ordinary course of business, (B) any Removal, Remedial or Response action taken by the Company or any other person in response to any Pollutant in, at, on or under, a part of or about the Company’s properties or any other property, (C) any violation by the Company of any Environmental Law, in each case, that could result in a Material Adverse Effect, or (D) any notice, claim or other information that the Company would reasonably be subject to a Environmental Liability.
          (iv) Default. Any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto.
          (v) Material Adverse Effect. Any development in the business or affairs of the Company that could reasonably be anticipated to have a Material Adverse Effect.
          (vi) Board Meetings. Written notice of each regular meeting of the Company’s Board of Directors at least thirty (30) days in advance of such meeting and prior written notice of each special meeting of the Company’s Board of Directors at least seven (7) days in advance of such meeting; provided, however, (1) if longer advance notice is given to the members of the board of directors, the same notice shall be given to the Purchasers and (2) if exceptional circumstances arise which make it prudent for a special meeting of the board of directors to be called on less then seven (7) days advance notice, then such meeting may be called with such notice as may be reasonable at the time and the same advance notice given to any of the members of the board of directors will be given to the Purchasers. In addition, the Company will send Agent copies of all reports and materials provided to members of the Board of Directors at meetings or otherwise.
          (g) ERISA. Comply in all respects with the applicable provisions of ERISA and the provisions of the Code relating thereto, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect, and furnish to Agent and if so requested by them in writing, Purchasers (i) as soon as possible, and in any event within thirty (30) days after the Company knows or has reason to know thereof, notice of (A) the establishment by the Company of any Plan, (B) the commencement by the Company of contributions to a Multiemployer Plan, (C) any failure by the Company or any of its ERISA Affiliates to make contributions required by Section 302 of ERISA (whether or not such requirement is waived pursuant to Section 303 of ERISA), or (D) the occurrence of any Reportable Event with respect to any Plan or Multiemployer Plan for which the reporting requirement is not waived, together with a statement of an officer setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if any such notice was provided by the Company, and (ii) promptly after receipt thereof, a copy of any notice the Company may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Multiemployer Plan, or to appoint a trustee to administer any Plan or Multiemployer Plan, and (iii) promptly after receipt thereof, a copy of any notice of withdrawal liability from any Multiemployer Plan.
          (h) Maintaining Records; Access to Premises and Inspections. Maintain financial records in accordance with generally accepted practices and, upon reasonable notice, at all reasonable times and as often as Agent or any Purchaser may reasonably request (and at any time after the occurrence and during the continuation of a Default or Event of Default), permit any authorized representative designated by Agent to visit and inspect the properties and financial records of the Company and to make extracts from such financial records, all at the Company’s reasonable expense, and permit any authorized representative designated by Agent or any Purchasers to discuss the affairs, finances and conditions of the Company with the Company’s chief financial officer and such other officers as the Company shall deem appropriate, and the Company’s independent public accountants.
          (i) Board of Directors.
          (i) The Company’s Board of Directors shall meet at least once per calendar quarter.
          (j) Future Financings. The Company hereby gives to Purchasers a right of first refusal to provide all or any portion of the principal amount of any future financings of the Company.
          (k) Management Fee. The Company shall pay ACFS, a management fee equal to the amount set forth in the Investment Banking Agreement on the terms and conditions set forth therein (the “Management Fee”).

     7.2 Negative Covenants. The Company, covenants that, so long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding, the Company will not take any of the following actions:
          (a) Indebtedness. The Company shall not create, incur, assume guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Indebtedness, except:
          (i) Indebtedness under this Agreement;
          (ii) the Senior Financing;
          (iii) Indebtedness incurred in the ordinary course of business with respect to customer deposits, trade payables and other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of indebtedness;
          (iv) Indebtedness incurred for Capital Expenditures which, when combined with Capital Expenditures made in cash, does not in the aggregate exceed the amounts in Section 7.3 hereof; and
          (v) the existing Indebtedness set forth on Schedule 7.2(a) hereof.
          (b) Negative Pledge; Liens. The Company shall not create, incur, assume or suffer to exist any Lien of any kind on any of its properties or assets of any kind, except the following (collectively, “Permitted Liens”):
          (i) Liens for or priority claims imposed by law that are incidental to the conduct of business or the ownership of properties and assets (including mechanic’s, warehousemen’s, attorneys’ and statutory landlords’ liens) and deposits, pledges or liens to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided, however, that in each case, the obligation secured thereby shall not be overdue, or, if overdue, is being contested in good faith and adequate reserves have been set up by the Company; and provided, further, that the lien and security interest provided in the Security Documents or any portion thereof created or intended to be created thereby is not, in the opinion of Purchaser, unreasonably jeopardized thereby;
          (ii) Liens securing the payments of taxes, assessments and governmental charges or levies incurred in the ordinary course of business that either (a) are not delinquent, or (b) are being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves have been set aside on their books, and so long as during the period of any such contest, the Company shall suffer no loss of any privilege of doing business or any other right, power or privilege necessary or material to the operation of the Business;

          (iii) Liens listed on the Permitted Encumbrances Schedule attached hereto as Schedule 7.2(b);
          (iv) extensions, renewals and replacements of Liens referred to in clauses (i) through (iii) of this Section 7.2(b); provided, however, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;
          (v) Liens granted in connection with and securing the Senior Financing; and
          (vi) Liens granted in connection with Capital Leases permitted hereunder.
          (c) Contingent Liabilities. The Company shall not become liable for any Guaranties, except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
          (d) Mergers, etc. The Company shall not merge into or consolidate or combine with any other Person, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person other than purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business. Except as expressly permitted by the Security Documents, the Company shall not sell, transfer or otherwise dispose of any of its assets, including the collateral under the respective Security Documents.
          (e) Affiliate Transactions. The Company shall not make any loan or advance to any director, officer or employee of the Company or any Affiliate, or enter into or be a party to any transaction or arrangement with any Affiliate of the Company, including, without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except (i) pursuant to the reasonable requirements of the Company’s or its Affiliates Business and upon fair and reasonable terms no less favorable to the Company or its Affiliates than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate and (ii) payment of the Management Fee; and (iii) reimbursement of customary out-of-pocket expenses including ACAS, as controlling stockholders of the Company, in connection with its ownership and management of its equity investment in the Company.
          (f) Dividends and Stock Purchases. The Company shall not directly or indirectly: declare or pay any dividends or make any distribution of any kind on its outstanding capital stock or any other payment of any kind to any of its stockholders or its Affiliates (including any redemption, purchase or acquisition of, whether in cash or in property, securities or a combination thereof, any partnership interests or capital accounts or warrants, options or any of its other securities), or set aside any sum for any such purpose; provided, however, that this Section 7.2(f) shall not apply to (i) stock purchases pursuant to Article 10 hereof, (ii) stock purchases pursuant to the Stockholders Agreement, or the Option Plan, (iii) payment of the

Management Fee, and (iv) payments made to the holders of the Preferred Stock as contemplated in the Charter.
          (g) Advances, Investments and Loans. The Company shall not purchase, or hold beneficially, any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loan, Guaranty or advance to, or make any investment or acquire any interest whatsoever in, any other Person (including, but not limited to, the formation or acquisition of any Subsidiaries), except:
          (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition;
          (ii) United States dollar-denominated time deposits, certificates of deposit and bankers acceptances of any bank or any bank whose short-term debt rating from Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), is at least A-1 or the equivalent or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent with maturities of not more than six (6) months from the date of acquisition;
          (iii) commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s maturing within six (6) months after the date of acquisition;
          (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six (6) months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
          (v) Investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;
          (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (vii) receivables owing to the Company created or acquired in the ordinary course of business and payable on customary trade terms of the Company;
          (viii) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts; and
          (ix) advances to employees in the ordinary course of business for business expenses; provided, however, that the aggregate amount of such advances at any time outstanding shall not exceed $10,000.

          (h) Use of Proceeds. The Company shall not use any proceeds from the sale of the Notes hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”
          (i) Stock Issuances. Except as provided in this Agreement, upon the exercise of the Warrants, or pursuant to the Option Plan as in effect on the Closing Date, the Company shall not issue any capital stock or other equity interests or any options or warrants to purchase, or securities convertible into capital or equity interests or establish any stock appreciation rights or similar programs based on the value of their equity interests.
          (j) Amendment of Charter. The Company shall not amend, terminate, modify or waive or agree to the amendment, modification or waiver of any material term or provision of its Charter or By-laws.
          (k) Subsidiaries. The Company shall not establish or acquire any Subsidiary, unless such Subsidiaries become a co-borrower under this Agreement.
          (l) Business. The Company shall not engage, directly or indirectly, in any business other than the Business.
          (m) Fiscal Year; Accounting. The Company shall not change its Fiscal Year from ending on December 31 or method of accounting (other than immaterial changes in methods), except as required by GAAP.
          (n) Establishment of New or Changed Business Locations. The Company shall not relocate its principal executive offices or other facilities or establish new business locations or store any inventory or other assets at a location not identified to Agent on or before the date hereof, without providing not less than thirty (30) days advance written notice to Agent.
          (o) Changed or Additional Business Names. The Company shall not change its corporate names or establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent.
     7.3 Financial Covenants. The Company covenants that, so long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding, the Company shall:
          (a) EBITDA. Maintain EBITDA for the Company on a Consolidated Basis as of the end of each fiscal quarter set forth below for the respective fiscal periods set forth below ending on the last day of such fiscal quarter in an amount not less than the amount set forth below:

Fiscal Period	Minimum EBITDA
Closing Date through December 31, 2003	$1,660,000
Closing Date through March 31, 2004	$3,080,000
Closing Date through June 30, 2004	$4,540,000
Closing Date through September 30, 2004	$5,980,000

Four Fiscal Quarters
Ending in Fiscal Quarter Ending
December 31, 2004	$5,880,000
March 30, 2005	$6,353,750
June 30, 2005	$6,481,250
September 30, 2005	$6,630,000
December 31, 2005	$6,757,500
March 30, 2006	$6,842,500
June 30, 2006	$6,927,500
September 30, 2006	$7,012,500
December 31, 2006	$7,097,500
March 30, 2007	$7,182,500
June 30, 2007	$7,267,500
September 30, 2007	$7,373,750
          (b) Total Leverage Ratio. Maintain a Total Leverage Ratio for the Company on a Consolidated Basis as of the end of each fiscal quarter set forth below for the respective periods set forth below of not greater than the ratios set forth below:

Four Fiscal Quarters
Ending on Fiscal Quarter	Leverage Ratio
December 31, 2003	5.75 to 1.0
March 31, 2004	5.75 to 1.0
June 30, 2004	6.00 to 1.0
September 30, 2004	6.75 to 1.0
December 31, 2004	7.00 to 1.0
March 31, 2005	6.00 to 1.0
June 30, 2005	6.00 to 1.0
September 30, 2005	5.75 to 1.0
December 31, 2005	5.75 to 1.0
March 31, 2006	5.50 to 1.0
June 30, 2006	5.25 to 1.0
September 30, 2006	5.00 to 1.0
December 31, 2006	5.00 to 1.0
March 31, 2007	4.75 to 1.0
June 30, 2007	4.50 to 1.0
September 30, 2007	4.50 to 1.0
          (c) Senior Leverage Ratio. Maintain a Senior Leverage Ratio for the Company on a Consolidated Basis as of the end of each fiscal quarter set forth below for the respective period set forth below of not greater than the ratio set forth below:

Four Fiscal Quarters	Senior
Ending on Fiscal Quarter	Leverage Ratio
December 31, 2003	2.50 to 1.0
March 31, 2004	2.50 to 1.0

Four Fiscal Quarters	Senior
Ending on Fiscal Quarter	Leverage Ratio
June 30, 2004	2.50 to 1.0
September 30, 2004	2.50 to 1.0
December 31, 2004	2.50 to 1.0
March 31, 2005	2.25 to 1.0
June 30, 2005	2.25 to 1.0
September 30, 2005	2.00 to 1.0
December 31, 2005	2.00 to 1.0
March 31, 2006	2.00 to 1.0
June 30, 2006	1.75 to 1.0
September 30, 2006	1.75 to 1.0
December 31, 2006	1.75 to 1.0
March 30, 2007	1.50 to 1.0
June 30, 2007	1.50 to 1.0
September 30, 2007	1.50 to 1.0
          (d) Fixed Charge Coverage Ratio. Maintain as of the end of each quarter a Fixed Charge Coverage Ratio for the Company on a Consolidated Basis of not less than the ratio set forth below for the respective period:

Fixed Charge
Fiscal Period	Coverage Ratio

Closing Date through December 31, 2003	0.90 to 1.0
Closing Date through March 31, 2004	0.80 to 1.0
Closing Date through June 30, 2004	0.80 to 1.0
Closing Date through September 30, 2004	0.80 to 1.0

Four Fiscal Quarters
Ending in Fiscal Quarter Ending
December 31, 2004	0.75 to 1.0
March 30, 2005	0.80 to 1.0
June 30, 2005	0.75 to 1.0
September 30, 2005	0.75 to 1.0
December 31, 2005	0.75 to 1.0
March 30, 2006	0.75 to 1.0
June 30, 2006	0.80 to 1.0
September 30, 2006	0.80 to 1.0
December 31, 2006	0.80 to 1.0
March 30, 2007	0.80 to 1.0
June 30, 2007	0.80 to 1.0
September 30, 2007	0.80 to 1.0
          (e) Capital Expenditures. Not contract for, purchase or make Facility Move Capital Expenditures (x) either (i) in excess of the sum of $2,000,000 in the aggregate together with all Facility Move Expenses or (ii) beyond the fifteen (15) month period commencing on the Closing Date, or (y) not contract for, purchase or make any Capital Expenditures and Capital Leases (or incur Indebtedness for Capital Expenditures and Capital leases) in the aggregate during each of the respective fiscal periods in excess of the amounts set forth below:

Fiscal Period	Capital Expenditures
Closing Date through December 31, 2003	$420,000
Calendar Year 2004	$1,920,000
Calendar Year 2005	$1,992,000
Calendar Year 2006	$2,100,000
Calendar Year 2007 and each calendar year thereafter	$1,800,000
Notwithstanding the foregoing, in the event the Company does not expend the entire permitted Capital Expenditure amount in any fiscal year, the Company may carry forward once to the immediately succeeding fiscal year 100% of the unutilized portion of such permitted Capital Expenditure amount, which shall be deemed the first Capital Expenditures made in such succeeding year. All Capital Expenditures made by the Company shall first be applied to reduce the applicable limit for the current year and then to reduce the carry forward from the previous fiscal year, if any.
ARTICLE 8
EVENTS OF DEFAULT
     8.1 Events of Default. An Event of Default shall mean the occurrence of one or more of the following described events:
          (a) the Company shall default in the payment of (i) interest on any of the Notes within five (5) days after its due date or (ii) principal of any of the Notes when due, whether at maturity, upon notice of prepayment in accordance with Sections 3.6 or 3.7, upon any scheduled payment date or by acceleration or otherwise;
          (b) the Company shall default under any agreement under which any Indebtedness in an aggregate principal amount of $200,000 or more is created in a manner entitling the holder of such Indebtedness to accelerate the maturity of such Indebtedness.
          (c) any representation or warranty herein made by the Company or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished;
          (d) the Company shall default in the performance of any covenant, condition or provision of Section 7.1(h), 7.2 or 7.3;
          (e) a default or event of default shall occur under any of the other Transaction Documents, beyond any applicable notice or cure periods;
          (f) the Company shall default in the performance of any other covenant, condition or provision of this Agreement, the Notes or the other Transaction Documents, and such default shall not be remedied to Agent’s or Required Purchasers’ satisfaction for a period of thirty (30) days of the earlier of (i) written notice from a Agent of such default or (ii) actual knowledge by the Company of such default;

          (g) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;
          (h) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;
          (i) both the following events shall occur: (i) a Reportable Event, the occurrence of which would have a Material Adverse Effect which could cause the imposition of a Lien under Section 4068 of ERISA, shall have occurred with respect to any Plan or Plans; and (ii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Internal Revenue Code of 1986, as amended) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than $100,000 at such time;
          (j) a final judgment which, with other undischarged final judgments against the Company, exceeds an aggregate of $100,000 (excluding judgments to the extent the Company is fully insured or the deductible or retention limit does not exceed $100,000 and with respect to which the insurer has assumed responsibility in writing), shall have been entered against the Company and within thirty (30) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged;
          (k) any Transaction Document or Security Document shall at any time after the Closing Date cease for any reason to be in full force and effect or shall cease to create perfected security interests in favor of Agent in the collateral subject or purported to be subject thereto, subject to no other Liens other than Permitted Liens, or such collateral shall have been transferred to any Person without the prior written consent of the holders of a majority in principal amount of the outstanding Notes; or
          (l) a Change of Control shall have occurred.
     8.2 Consequences of Event of Default.
          (a) Bankruptcy. If an Event of Default specified in paragraphs (g) or (h) of Section 8.1 hereof shall occur, the unpaid balance of the Notes and interest accrued thereon and all other liabilities of the Company to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

          (b) Other Defaults. If any other Event of Default shall occur, Required Purchasers may at their option, by written notice to the Company, declare the entire unpaid balance of the Notes, and interest accrued thereon and all other liabilities of the Company hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived; provided, that in the case of a default specified in clause (ii) of paragraph (a) of Section 8.1 hereof shall occur, any holder of a Note may declare the entire unpaid balance of such Note (but only such Note) and other amounts due hereunder and thereunder with regard to such Note to become immediately due and payable.
          (c) Penalty Interest. Following the occurrence and during the continuance of any Event of Default, the holders of the Notes shall be entitled to receive, to the extent permitted by applicable law, interest on the outstanding principal of, and premium and overdue interest, if any, on, the Notes at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1) plus two hundred fifty (250) basis points.
          (d) Premium. In the event of any acceleration of Notes pursuant to Section 8.2(b) hereof, the Company shall also pay to Agent, for the ratable benefit of Purchasers, the prepayment premium that would otherwise be payable upon any voluntary prepayment of such Notes.
     8.3 Security. Payments of principal of, and premium, if any, and interest on, the Notes and all other obligations of the Company with respect to the Notes under this Agreement or the Notes are secured pursuant to the terms of the Security Documents and subject to the Intercreditor Agreement.
ARTICLE 9
THE AGENT
     9.1 Authorization and Action. Each Purchaser and each subsequent holder of any Note by its acceptance thereof, hereby designates and appoints ACFS as Agent hereunder and authorizes ACFS to take such actions as agent on its behalf and to exercise such powers as are delegated to Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into this Agreement or otherwise exist for Agent. In performing its functions and duties hereunder, Agent shall act solely as agent for Purchasers and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Company or any of its successors or assigns. Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable Laws. The appointment and authority of Agent hereunder shall terminate at the indefeasible payment in full of the Notes and related obligations.
     9.2 Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     9.3 Exculpatory Provisions. Neither Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of Agent, the breach of its obligations expressly set forth in this Agreement, unless such action was taken or omitted to be taken by Agent at the direction of the Required Purchasers), or (ii) responsible in any manner to any Purchaser for any recitals, statements, representations or warranties made by the Company contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Company to perform its obligations hereunder, or for the satisfaction of any condition specified in Article 4. Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.
     9.4 Reliance. Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by Agent. Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Purchasers or all of Purchasers, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by Purchasers; provided, that, unless and until Agent shall have received such advice, Agent may take or refrain from taking any action, as Agent shall deem advisable and in the best interests of Purchasers. Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Purchasers or all of Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon each Purchaser.
     9.5 Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent or hereafter taken, including, without limitation, any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by Agent. Each Purchaser represents and warrants to Agent that it has and will, independently and without reliance upon Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Company and made its own decision to enter into this Agreement.
     9.6 No Liability of Purchasers. Purchasers shall have no liability to the Company or any other entity as a result of any actions or failures to act by Agent hereunder or otherwise.
     9.7 Agent in its Individual Capacity. Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with the Company or any Affiliate of the Company as though Agent were not Agent hereunder.

     9.8 Successor Agent. Agent may, upon forty-five (45) days’ notice to the Company and Purchaser, and Agent will, upon the direction of the Required Purchasers (other than Agent, in its individual capacity), resign as Agent. If Agent shall resign, then the Required Purchasers during such 45-day period shall appoint a successor Agent and if the Required Purchasers direct Agent to resign, such direction shall include an appointment of a successor Agent. If for any reason no successor Agent is appointed by the Required Purchasers during such 45-day period, then effective upon the expiration of such 45-day period, Purchasers shall perform all of the duties of Agent hereunder and the Company shall make all payments in respect of the Notes directly to the applicable Purchaser and for all purposes shall deal directly with Purchasers. After any retiring Agent’s resignation hereunder as Agent, the provisions of Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     9.9 Collections and Disbursements.
          (a) Agent will have the right to collect and receive all payments of the Notes, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the other Transaction Documents with regard to the Notes, and Agent will remit to each Purchaser, according to its pro rata percentage, all such payments actually received by Agent in accordance with the settlement procedures established from time to time. Settlements shall occur on such dates as Agent may elect in its sole discretion, but which date shall be no later than two (2) Business Days after request by Agent.
          (b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the other Transaction Documents, each Purchaser will, upon written notice from Agent, promptly pay over to Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned.
          (c) All payments by Agent and Purchasers to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of accounts and records reflecting the interest of each Purchaser in the Notes, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Purchaser at reasonable times during normal business hours, at such Purchaser’s sole expense. Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 6.3. In the event that any Purchaser shall receive any payment in reduction of the Notes in an amount greater than its applicable pro rata percentage in respect of obligations to Purchasers evidenced hereby (including, without limitation amounts obtained by reason of setoffs) such Purchaser shall hold such excess in trust for Agent (on behalf of all other Purchasers) and shall promptly remit to Agent such excess amount so that the amounts received by each Purchaser hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Purchaser that has received any such excess amount fails to remit such amount to the Agent, the Agent shall reallocate the amounts paid on the next payment date to each Purchaser so that, after giving effect to such payments, the pro rata obligations owed by the Company to each Purchaser shall be in an amount equal to the pro rata amount owed by the Company before the date of the payment of such excess amount. In no event shall any Purchaser be deemed to have a participation or other right in, to or against any other Purchaser’s Note as a result of the payment of any excess amount.

     9.10 Reporting. During the term of this Agreement, Agent will promptly furnish each Purchaser with copies of all notices and financial statements of the Company required to be delivered or obtained hereunder and such other financial statements and reports and other information in Agent’s possession as any Purchaser may reasonably request. Agent will immediately notify Purchasers when it receives actual knowledge of any Event of Default under the Transaction Documents.
     9.11 Services of the Agent.
          (a) Except as expressly provided herein and except with respect to the Warrants and Preferred Stock, Agent shall have the sole and exclusive right to service, administer and monitor the Notes and the Transaction Documents related thereto, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Transaction Documents, including, without limitation, the credit judgment with respect to the purchasing of the Notes and the determination as to the basis on which and extent to which purchases of Notes may be made.
          (b) Notwithstanding anything to the contrary contained in Section 9.11(a) above, Agent shall not without the prior written consent of all Purchasers then holding Notes: (i) extend any payment date under the Notes, (ii) reduce any interest rate applicable to any of the Notes or any fee payable to Purchasers hereunder, (iii) waive any Event of Default under Section 8.1 (a), (iv) compromise or settle all or a portion of the Indebtedness under the Notes, (v) release any obligor from the Indebtedness under the Notes except in connection with full payment and satisfaction of all Indebtedness under the Notes, (vi) amend the definition of Required Purchasers, or (vii) amend this Section 9.11(b).
          (c) Notwithstanding anything to the contrary contained in Section 9.11(a) above, and subject to any applicable limitation set forth in Section 9.11(b) above, Agent shall not, without the prior written consent of Required Purchasers: (i) waive any Event of Default; (ii) consent to any Company’s taking any action that, if taken, would constitute an Event of Default under this Agreement or under any of the other Transaction Documents; or (iii) amend or modify or agree to an amendment or modification of this Agreement or other Transaction Documents.
          (d) After an acceleration of the Indebtedness, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Purchasers and, unless otherwise directed in writing by Required Purchasers, to exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the other Transaction Documents and available at law or in equity to protect the rights of Agent and Purchasers and collect the Indebtedness under the Notes, including, without limitation, instituting and pursuing all legal actions brought against the Company or to collect the Indebtedness under the Notes, or defending any and all actions brought by the Company or other Person; or incurring expenses or otherwise making expenditures to protect the collateral, the Notes or Agent’s or any Purchaser’s rights or remedies.
     9.12 This Article Not Applicable to Company. Except for Section 9.6 hereof, this Article 9 is included in this Agreement solely for the purpose of determining certain rights as between Agent and Purchasers and does not create, nor shall it give rise to, any rights in or obligations on the part of the Company and all rights and obligations of the Company (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Article 9.
ARTICLE 10
PUT OPTION
     10.1 Grant of Option. The Company hereby grants to each holder of Subject Securities (a “Holder”) an option to sell to the Company, and the Company is obligated to purchase from each Holder under such option (the “Put Option”), all (or such portion as is designated by any such Holder pursuant to Section 10.3 below) of the Subject Securities then owned by such Holder. The Put Option will be effective at any time and from time to time after the earliest to occur of (i) the fifth anniversary of the Closing Date, (ii) the date of the payment in full of the outstanding principal, interest and fees in respect of the Notes, or (iii) the sale of the Company’s or of at least 30% of their assets as part of a single transaction or series of related transactions.
     10.2 Put Price. In the event that any Holder exercises the Put Option, the price (the “Put Price”) to be paid to each such Holder pursuant to this Agreement will be the sum of the amount determined by multiplying the number of shares of Subject Securities (or, in the case of any Warrant, the number of shares of Underlying Common Stock into which such Warrant is convertible) for which the Put Option is being exercised (collectively, the “Put Shares”) by the Fair Market Value therefor.
     10.3 Exercise of Put Option. If any Holder elects to exercise its Put Option, such Holder shall give notice to the Company and each other Holder of such Holder’s election to exercise the Put Option, specifying, among other things, the date on which the Put Option Closing (as hereinafter defined) shall occur, which date shall not be less than twenty-one (21) days after the date of such notice. If a Holder receives such notice of another Holder’s exercise of such other Holder’s Put Option and the Put Option of the Holder receiving such notice is effective pursuant to Section 10.1, the Holder receiving such notice may elect to exercise its Put Option and designate a Put Option Closing simultaneous with that of such other Holder by giving the Company not less than five (5) days notice of such election. The Company will provide each Holder desiring to exercise its Put Option with the name and address of each other Holder. Notwithstanding the foregoing, the right of each Holder to exercise its Put Option shall be an individual and separate right, and the exercise of any Put Option by any Holder shall not be conditioned upon the exercise by any other Holder of its Put Option.
     10.4 Certain Remedies. In the event that the Company defaults on its obligation to purchase all or any portion of the Put Shares upon exercise of the Put Option by any Holder, the Holder may elect, in addition to any other rights or remedies of such Holder, either to (i) rescind its exercise of the Put Option, in which case the Put Option will continue in full force and effect, or (ii) receive a Note in the form attached hereto as Exhibit D, duly executed by the Company, payable to the Holder in the principal amount of the Put Price, which Note shall constitute a “Junior Subordinated Note” for all purposes hereunder and under the Transaction Documents which shall be subordinated to any and all Notes; provided, however, that such Junior Subordinated Note shall bear interest in cash on the outstanding principal thereof at a rate per annum equal to 17%; provided, further, that the Company shall repay the unpaid principal balance of such Junior Subordinated Note in full, together with all accrued and unpaid interest, fees and other amounts due thereunder, in sixty (60) consecutive equal monthly payments commencing on the first Business Day of the first full month following the execution of such Note and there shall be no premium charged for prepaying such Note.
     10.5 Put Option Closing. Each closing for the purchase and sale of the Put Shares as to which any Holder has notified the Company of such Holder’s intention to exercise the Put Option (a “Put Option Closing”) shall occur on the date specified in such notice of exercise. At any Put Option Closing, to the extent applicable, the Holder of the Put Shares will deliver the certificate or certificates evidencing the Put Shares being purchased, duly endorsed in blank. In consideration therefor, the Company will deliver to the Holder the Put Price, which will be payable by wire transfer of immediately payable funds to an account designated by such Holder, or, at the option of Holder in its sole discretion by a Note in the form attached hereto as Exhibit C, duly executed by the Company, payable to the Holder in the principal amount of the Put Price, which Junior Subordinated Note shall constitute a “Junior Subordinated Note” for all purposes hereunder and under the Transaction Documents. In the event multiple Holders have exercised the Put Option and there is insufficient cash available to pay each such Holder the full amount of funds they have requested pursuant to the preceding sentence, any payment of cash will be made on a pro rata basis among such Holders in proportion to their respective number of Put Shares.
ARTICLE 11
PREEMPTIVE RIGHTS
     11.1 Limited Preemptive Rights. If after the date of this Agreement, the Company authorizes the issuance and sale of any shares of capital stock or any securities containing options or rights to acquire any shares of capital stock (other than in connection with the exercise of the Warrants, an underwritten public offering or the issuance of such securities in exchange for the securities or assets of another Person as a part of an acquisition of a business as a going concern, or other than the issuance of any Preferred Stock to Purchasers as a dividend-in-kind) at any time that any Purchaser holds any Common Stock or Warrants of the Company, the Company will offer to sell to each Purchaser a portion of such securities equal to the percentage determined by dividing (i) the number of shares of Common Stock of the Company and Underlying Common Stock (without duplication) then held by such Purchaser by (ii) the number of shares of Common Stock of the Company outstanding (on a fully diluted basis). For purposes of clause (ii) above, a share of Common Stock of the Company acquirable upon exercise or conversion of options or rights to acquire any shares of Common Stock of the Company shall be deemed outstanding only if the applicable conversion price, exercise price or other acquisition price is equal to or less than the then current Market Price of a share of Common Stock of the Company. Each Purchaser will be entitled to purchase such stock or securities at the same price and on the same terms as such stock or securities are to be offered to any other Person. Each Purchaser must exercise its purchase rights within thirty (30) days after receipt of written notice from the Company describing in reasonable detail the stock or securities being so offered, the purchase price thereof, the payment terms and each Purchaser’s percentage allotment. Upon the expiration of such period of thirty (30) days, the Company will be free to sell such stock or securities which Purchasers have not elected to purchase during the one hundred twenty (120) days following such expiration on terms and conditions no more favorable to purchasers thereof than those offered to Purchasers. Any stock or securities offered or sold by the Company after such one hundred twenty (120) day period must be reoffered to each Purchaser pursuant to the terms of this Section 11.1. Any stock or securities purchased by a Purchaser from the Company pursuant to this

Section 11.1 shall, upon such purchase and thereafter be deemed to be Securities and Registrable Securities for all purposes of this Agreement.
     11.2 Termination. The provisions of Section 11.1 shall terminate upon the consummation of an underwritten public offering of the Company’s Common Stock registered under the Securities Act with an investment banking firm of national reputation as managing underwriter.
ARTICLE 12
REGISTRATION RIGHTS
     12.1 Piggyback Registrations.
          (a) Whenever the Company proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will give prompt written notice (in any event within three Business Days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities with respect of the proposed offering at least thirty (30) days before the initial filing with the SEC of such registration statement, and offer to include in such filing such Registrable Securities as any such holder may request. Each such holder of Registrable Securities desiring to have Registrable Securities registered under this Section 12.1 shall advise the Company in writing within fifteen (15) days after the date of receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company shall thereupon include in such filing the number of Registrable Securities for which registration is so requested, and shall use its best efforts to effect registration under the Securities Act of such Registrable Securities.
          (b) The registration expenses of the holders of Registrable Securities will be paid by the Company in all Piggyback Registrations to the extent provided in Section 12.6.
          (c) If a Piggyback Registration is an underwritten primary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of the securities requested to be included in such registration, provided that no holders of such securities will have priority for inclusion in such registration over the holders of the Registrable Securities.
          (d) If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Company will include in such registration the Registrable Securities requested to be included in such registration, pro rata among the holders of other securities requested to be included in such registration, provided that no holders of such securities will have priority for inclusion in such registration over the holders of the Registrable Securities.
          (e) If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering must be approved by the holders of a majority of the Registrable Securities who request to be included in such Piggyback Registration. Such approval will not be unreasonably withheld.
          (f) If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 12.1, and if such previous registration statement has not been withdrawn or abandoned, the Company will not file a registration statement or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the effective date of such previous registration.
     12.2 Demand Registration Rights.
          (a) At any time after the Company has filed any registration statement under the Securities Act or the Securities Exchange Act, except with respect to registration statements filed on Form S-8 or any successor form, the Company receives a written request by the holders of a majority of the Registrable Securities to effect the registration under the Securities Act of such shares of Common Stock of the Company, the Company shall follow the procedures described in this Section 12.2. Within five (5) days of its receipt of such request, the Company shall give written notice of such proposed registration (a “Demand Registration”) to all holders of Registrable Securities, and thereupon, the Company shall, as expeditiously as possible, use its best reasonable efforts to effect the registration on a form of general use under the Securities Act of the shares it has been requested to register in such initial request and in any response to such notice given to the Company within twenty (20) days after the Company’s giving of such notice; provided, however, that the Company shall not be required to effect a Demand Registration if two or more Demand Registrations have been undertaken.
          (b) The Company may not be required to effect a registration pursuant to this Section 12.2 during the first 180 days after the effective date of any registration statement filed by the Company under Section 12.1 if the holders of Registrable Securities requesting registration have been afforded the opportunity to register in such registration all or a majority of their Registrable Securities.
          (c) The Company may include in any registration under this Section 12.2 any other shares of Common Stock of the Company (including issued and outstanding shares of stock as to which the holders thereof have contracted with the Company for “piggyback” registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of the managing underwriter of the shares of the stockholder or stockholders first demanding registration (if the offering is underwritten), interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the stock sought to be registered by such demanding stockholder or stockholders pursuant to this Section 12.2.
     12.3 S-3 Demand Registration Rights. In addition to the registration rights provided in Section 12.1 and 12.2 above, if at any time the Company is eligible to use SEC Form S-3 (or any successor form) for registration of secondary sales of Registrable Securities, any holder of Registrable Securities may request in writing that the Company register shares of Registrable Securities on such form. Upon receipt of such request, the Company will promptly notify all holders of Registrable Securities in writing of the receipt of such request and each such Holder may elect (by written notice sent to the Company within thirty (30) days of receipt of the Company’s notice) to have its Registrable Securities included in such registration pursuant to this Section 12.3. Thereupon, the Company will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Registrable Securities that the Company has so been requested to register by such holder for sale. The Company will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes.
     12.4 Holdback Agreements.
          (a) Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period (or such longer period, not to exceed 90 additional days, as the managing underwriter shall require) beginning on the effective date of any underwritten Piggyback Registration in which Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.
          (b) The Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) to cause each holder of at least 10% (on a fully-diluted basis) of its Common Stock of the Company, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.
     12.5 Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof (including, without limitation, the registration of Warrants held by a holder of Registrable Securities requesting registration as to which the Company has received reasonable assurances that only Registrable Securities will be distributed to the public), and pursuant thereto the Company will as expeditiously as possible:
          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

          (b) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
          (c) use reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdictions, (iii) consent to general service of process in each such jurisdiction or (iv) undertake such actions in any jurisdiction other than the states of the United States of America and the District of Columbia);
          (d) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
          (e) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statements as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;
          (f) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
          (g) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);
          (h) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company’s, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
          (i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
          (j) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included; and
          (k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock of the Company included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order. If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the Company and if in its sole and exclusive judgment such holder is or might be deemed to be a controlling person of the Company, such holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided that with respect to this clause (ii) such holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.
     12.6 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Article 12, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses, excluding underwriting discounts and commissions, being herein called “Registration Expenses”), will be borne by the Company. the Company will bear the cost of one set of counsel for the Holders of Registrable Securities participating in any Piggyback Registration. All underwriting discounts and commissions will be borne by the seller of the securities sold pursuant to the registration.
     12.7 Indemnification.
          (a) The Company hereby agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.
          (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder and only to the extent of the amount of net proceeds received by such holder in the offering.
          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.
          (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. the Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.
     12.8 Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or

Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such holder and such holder’s intended method of distribution.
ARTICLE 13
SUBORDINATION OF NOTES
     13.1 General. The Subordinated Debt is subordinate and junior in right of payment to all Senior Financing and the Senior Term Loans to the extent provided in this Article 13. The Junior Subordinated Notes are subordinate and junior in right of payment to the Senior Subordinated Notes to the extent provided in this Article 13.
     13.2 Default in Respect of Senior Financing.
          (a) Senior Financing Payment Default. In the event of a Senior Financing Payment Default then, unless and until such Senior Financing Payment Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Notes of the same type) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, during any period:
          (i) commencing on the date such Senior Financing Payment Default shall first occur and ending on the date on which such Senior Financing Payment Default shall have been cured or waived or shall have ceased to exist; or
          (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Financing Payment Default, or in which the maturity of such Senior Financing shall have been accelerated in respect of such Senior Financing Payment Default and such acceleration shall not have been annulled.
          (b) Senior Financing Covenant Default. In the event of a Senior Financing Covenant Default, then, unless and until such Senior Financing Covenant Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Notes of the same type) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, during any period:
          (i) of one hundred eighty (180) days after written notice (a “Senior Financing Blocking Notice”) of such Senior Financing Covenant Default shall have been given to the Company and to the Purchasers by the Senior Agent,

provided that only one (1) such Senior Financing Blocking Notice shall be given pursuant to the terms of this Section 13.2(b)(i) in any three hundred sixty (360) day period; or
          (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Financing Covenant Default, or in which an effective notice of acceleration of the maturity of such Senior Financing shall have been transmitted to the Company and each of the holders of the Notes in respect of such Senior Financing Covenant Default and such acceleration shall not have been annulled, or in which notice of the failure to pay such Senior Financing upon its final maturity shall have been transmitted to the Company and each of the holders of the Notes and such failure shall be continuing;
provided that no Senior Financing Covenant Default that served as the basis for, or existed at the time of, a previous Senior Financing Blocking Notice, shall provide the basis for a subsequent Senior Financing Blocking Notice unless such Senior Financing Covenant Default has been cured or waived for a period of at least one hundred eighty (180) consecutive days.
          (c) Notice by the Company. The Company shall give written notice to each holder of Subordinated Debt of any Senior Financing Payment Default (and any acceleration of the maturity of any Indebtedness as a result thereof) and the receipt of any notice under Section 13.2(b)(i) or Section 13.2(b)(ii) immediately upon the occurrence or receipt thereof, as the case may be.
     13.3 Default in Respect of Senior Term Loans
          (a) Senior Term Loans Payment Default. In the event of a Senior Term Loans Payment Default then, unless and until such Senior Term Loans Payment Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Notes of the same type) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Subordinated Notes, or as a sinking fund for any Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Notes, during any period:
          (i) commencing on the date such Senior Term Loans Payment Default shall first occur and ending on the date on which such Senior Term Loans Payment Default shall have been cured or waived or shall have ceased to exist; or
          (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Term Loans Payment Default, or in which the maturity of such Senior Term Notes shall have been accelerated in respect of such Senior Term Loans Payment Default and such acceleration shall not have been annulled.

          (b) Senior Term Loans Covenant Default. In the event of a Senior Term Loans Covenant Default, then, unless and until such Senior Term Loans Covenant Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Subordinated Notes) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Subordinated Notes, or as a sinking fund for any Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Notes, during any period:
          (i) of one hundred eighty (180) days after written notice (a “Senior Term Loans Blocking Notice”) of such Senior Term Loans Covenant Default shall have been given to the Company and to the Purchasers by the Agent, provided that only one (1) such Senior Term Loans Blocking Notice shall be given pursuant to the terms of this Section 13.3(b)(i) in any three hundred sixty (360) day period; or
          (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Term Loans Covenant Default, or in which an effective notice of acceleration of the maturity of such Senior Term Notes shall have been transmitted to the Company and each of the holders of the Subordinated Notes in respect of such Senior Term Loans Covenant Default and such acceleration shall not have been annulled, or in which notice of the failure to pay such Senior Term Notes upon its final maturity shall have been transmitted to the Company and each of the holders of the Subordinated Notes and such failure shall be continuing;
provided that no Senior Term Loans Covenant Default that served as the basis for, or existed at the time of, a previous Senior Term Loans Blocking Notice, shall provide the basis for a subsequent Senior Term Loans Blocking Notice unless such Senior Term Loans Covenant Default has been cured or waived for a period of at least one hundred eighty (180) consecutive days.
          (c) Notice by the Company. The Company shall give written notice to each holder of Subordinated Notes of any Senior Term Loans Payment Default (and any acceleration of the maturity of any Indebtedness as a result thereof) and the receipt of any notice under Section 13.3(b)(i) or Section 13.3(b)(ii) immediately upon the occurrence or receipt thereof, as the case may be.
     13.4 Default in Respect of Senior Subordinated Notes.
          (a) Senior Subordinated Notes Payment Default. In the event of a Senior Subordinated Notes Payment Default then, unless and until such Senior Subordinated Notes Payment Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made be delivery of Junior Subordinated Notes) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Junior Subordinated Notes, or as a sinking fund for any Junior Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Junior Subordinated Notes, during any period:

          (i) commencing on the date such Senior Subordinated Notes Payment Default shall first occur and ending on the date on which such Senior Subordinated Notes Payment Default shall have been cured or waived or shall have ceased to exist; or
          (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Notes Payment Default, or in which the maturity of such Senior Subordinated Notes shall have been accelerated in respect of such Senior Subordinated Notes Payment Default and such acceleration shall not have been annulled.
          (b) Senior Subordinated Notes Covenant Default. In the event of a Senior Subordinated Notes Covenant Default, then, unless and until such Senior Subordinated Notes Covenant Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made be delivery of Junior Subordinated Notes) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Junior Subordinated Notes, or as a sinking fund for any Junior Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Junior Subordinated Notes, during any period:
          (i) of one hundred eighty (180) days after written notice (a “Senior Subordinated Notes Blocking Notice”) of such Senior Subordinated Notes Covenant Default shall have been given to the Company and to the Purchaser by the Agent, provided that only one (1) such Senior Subordinated Notes Blocking Notice shall be given pursuant to the terms of this Section 13.4(b)(i) in any three hundred sixty (360) day period; or
          (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Subordinated Notes Covenant Default, or in which an effective notice of acceleration of the maturity of such Senior Subordinated Notes shall have been transmitted to the Company and each of the holders of the Junior Subordinated Notes in respect of such Senior Subordinated Notes Covenant Default and such acceleration shall not have been annulled, or in which notice of the failure to pay such Senior Subordinated Notes upon its final maturity shall have been transmitted to the Company and each of the holders of the Junior Subordinated Notes and such failure shall be continuing;
provided that (A) no Senior Subordinated Notes Covenant Default that served as the basis for, or existed at the time of, a previous Senior Subordinated Notes Blocking Notice, shall provide the basis for a subsequent Senior Subordinated Notes Blocking Notice unless such Senior Subordinated Notes Covenant Default has been cured or waived for a period of at least one hundred eighty (180) consecutive days, and (B) notwithstanding the foregoing, no more than four (4) payment blockages may be imposed under any of the provisions of this Section 13.4(b) while the Junior Subordinated Notes shall remain outstanding.

          (c) Notice by the Company. The Company shall give written notice to each holder of Junior Subordinated Notes of any Senior Subordinated Notes Payment Default (and any acceleration of the maturity of any Indebtedness as a result thereof) and the receipt of any notice under Section 13.4(b)(i) or Section 13.4(b)(ii) immediately upon the occurrence or receipt thereof, as the case may be.
     13.5 Insolvency, etc. In the event of:
          (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Company, its creditors or its Properties and Facilities;
          (b) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;
          (c) any assignment by the Company for the benefit of creditors; or
          (d) any other marshalling of the assets of the Company
first, all Senior Financing shall be paid in full in cash before any payment or distribution, whether in cash, securities (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this Article 13 with respect to Subordinated Debt, to the payment of all Senior Financing and the Senior Term Loans at the time outstanding and to any securities issued in respect thereof under any such plan or reorganization or readjustment (such securities being referred to as “Other Subordinated Securities”)) or other property shall be made to any holder of any Subordinated Debt or any Senior Term Notes on account of any Subordinated Debt or the Senior Term Notes;
and second, all Senior Term B Notes shall be paid in full in cash before any payment or distribution, whether in cash, securities (other than Other Subordinated Securities) or other property shall be made to any holder of any Senior Term C Notes, and third, all Senior Term C Notes shall be paid in full in cash before any payment or distribution, whether in cash, securities (other than Other Subordinated Securities) or other property shall be made to any holder of any Subordinated Notes, and Fourth, all Senior Subordinated Notes shall be paid in full in cash before any payment or distribution, whether in cash, securities (other than securities of the Company’s or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this Article 13 with respect to Junior Subordinated Notes, to the payment of all Senior Subordinated Notes at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment (such securities being referred to as “Other Subordinated Junior Notes”)) or other property shall be made to any holder of any Junior Subordinated Notes on account of any Junior Subordinated Notes.
Any payment or distribution, whether made in cash, securities (other than Other Subordinated Securities or Other Subordinated Junior Notes) or other property, and whether made directly or indirectly that would otherwise (but for this Section 13.5) be payable or deliverable in respect of Subordinated Debt shall first be paid or delivered directly to the holders of Senior Financing in accordance with the priorities then existing among such holders until all Senior Financing shall have been paid in full in cash and second be paid or delivered directly to the holders of Senior Term Loan B in accordance with the priorities then existing among such holders until all Senior Term B Notes shall have been paid in full in cash and third be paid or delivered directly to the holders of Senior Term Loan C in accordance with the priorities then existing among such holders until all Senior Term C Notes shall have been paid in full in cash and fourth be paid or delivered directly to the holders of Senior Subordinated Notes in accordance with the priorities then existing among such holders until all Senior Subordinated Notes shall have been paid in full in cash.
     13.6 Limited Suspension of Remedies of Holders of Subordinated Debt. At any time during which payment on the Subordinated Debt shall be prohibited pursuant to the terms of Sections 13.2 or 13.3, no holder of Subordinated Debt may:
          (a) declare or join in the declaration of any Subordinated Debt to be due and payable or otherwise accelerate the maturity of the principal of the Notes, accrued interest thereon or prepayment premium or other amounts due thereunder, or
          (b) commence any administrative, legal or equitable action against the Company;
     provided, however, that the limitations contained in clauses (a) and (b) above shall terminate with respect to such period on the earlier of (i) the date on which the Senior Agent or any Senior Lender accelerates the maturity of the Senior Financing in the case of a prohibition of payment pursuant to Section 13.2 or the date on which the holders of the Senior Term Loans accelerate the maturity of the Senior Term Notes in the case of a prohibition of payment pursuant to Section 13.3 and (ii) the date that is the one hundred eightieth (180th) day after the date of delivery of written notice by Agent to Senior Lender or holders of Senior Term Loans, as the case may be, of the occurrence and continuance of a Default or Event of Default under this Agreement.
     13.7 Proof of Claim. Each holder of Subordinated Debt irrevocably authorizes and empowers the holders of Senior Financing and the Senior Term Loans and each holder of Junior Subordinated Notes irrevocably authorizes and empowers the holders of Senior Subordinated Notes in any proceeding under any federal or state bankruptcy or insolvency law, or any other reorganization, dissolution or liquidation proceedings of the Company to file a proof of claim on behalf of such holder of Subordinated Debt or Junior Subordinated Notes, as the case may be, with respect to the Subordinated Debt or the Junior Subordinated Notes, as the case may be, and the other amounts owing hereunder and the Notes if (and only if) such holder of Subordinated Debt or Junior Subordinated Notes, as the case may be, fails to file proof of its claims prior to ten (10) days before the expiration of the time period during which such proof of claim must be filed. Neither this Section 13.7, nor any other provisions hereof, shall be construed to give the holders of Senior Financing or the Senior Term Loans any right to vote any Subordinated Debt or the holders of Senior Subordinated Notes any right to vote any Junior Subordinated Notes, or any related claim, whether in connection with any resolution, arrangement, plan of reorganization, compromise, settlement, election, or otherwise.

     13.8 Acceleration of Subordinated Debt. In the event that any Subordinated Debt shall be declared due and payable as the result of the occurrence of any one or more Events of Default in respect thereof, under circumstances when the terms of Section 13.2 or 13.3 do not prohibit payment on Subordinated Debt, no payment shall be made in respect of any Subordinated Debt unless and until all Senior Financing and the Senior Term Loans shall have been paid in full in cash or such declaration and its consequences shall have been rescinded and all such Defaults and Events of Default shall have been remedied or waived or shall have ceased to exist. In the event that any Junior Subordinated Notes shall be declared due and payable as the result of the occurrence of any one or more Events of Default in respect thereof, under circumstances when the terms of Section 13.4 do not prohibit payment on Junior Subordinated Notes, no payment shall be made in respect of any Junior Subordinated Notes unless and until all Senior Subordinated Notes shall have been paid in full in cash or such declaration and its consequences shall have been rescinded and all such Defaults and Events of Default shall have been remedied or waived or shall have ceased to exist.
     13.9 Turnover of Payments.
          (a) If:
          (i) any payment or distribution shall be collected or received by any holders of Subordinated Debt in contravention of any of the terms of this Article 13 and prior to the payment in full in cash of the Senior Financing or the Senior Term Loans at the time outstanding; and
          (ii) Agent or the Senior Agent shall have notified such holders of Subordinated Debt, within one hundred eighty (180) days of any such payment or distribution, of the facts by reason of which such collection or receipt so contravenes this Article 13;
then such holders of Subordinated Debt will deliver such payment or distribution, to the extent necessary to pay all such Senior Financing or Senior Term Loans in full in cash, to the holders of such Senior Financing or Senior Term Loans and, until so delivered, the same shall be held in trust by such holders of Subordinated Debt as the property of the holders of such Senior Financing or Senior Term Loans. If after any amount is delivered pursuant to this Section 13.9(a), whether or not such amounts have been applied to the payment of Senior Financing or the Senior Term Loans, and the outstanding Senior Financing or the Senior Term Loans shall thereafter be paid in full in cash by the Company or otherwise other than pursuant to this Section 13.9(a), the holders of Senior Financing or the Senior Term Loans shall return to such holders of Subordinated Debt an amount equal to the amount delivered to such holders of Senior Financing or the Senior Term Loans pursuant to this Section 13.9(a). Any optional prepayment made in respect of the Subordinated Debt that violates this Agreement or the Senior Credit Agreement shall also be subject to this Section 13.9(a).

          (b) If:
          (i) any payment or distribution shall be collected or received by any holders of Junior Subordinated Notes in contravention of any of the terms of this Article 13 and prior to the payment in full in cash of the Senior Subordinated Notes at the time outstanding; and
          (ii) the Agent shall have notified such holders of Junior Subordinated Notes, within one hundred eighty (180) days of any such payment or distribution, of the facts by reason of which such collection or receipt so contravenes this Article 13;
then such holders of Junior Subordinated Notes will deliver such payment or distribution, to the extent necessary to pay all such Senior Subordinated Notes in full in cash, to the holders of such Senior Subordinated Notes and, until so delivered, the same shall be held in trust by such holders of Junior Subordinated Notes as the property of the holders of such Senior Subordinated Notes. If after any amount is delivered to the holders of Senior Subordinated Notes pursuant to this Section 13.9(b), whether or not such amounts have been applied to the payment of Senior Subordinated Notes, and the outstanding Senior Subordinated Notes shall thereafter be paid in full in cash by the Company or otherwise other than pursuant to this Section 13.9(b), the holders of Senior Subordinated Notes shall return to such holders of Junior Subordinated Notes an amount equal to the amount delivered to such holders of Senior Subordinated Notes pursuant to this Section 13.9(b).
     13.10 Obligations Not Impaired.
          (a) No Impairment of Senior Financing or Senior Term Loans. No right of any present or future holder of any Senior Financing or Senior Term Loans and no right of any present or future holder of any Senior Subordinated Notes to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.
          (b) No Impairment of Subordinated Debts. Nothing contained in this Section 13.10 shall impair, as between the Company and any holder of Subordinated Debt, the obligation of the Company to pay to such holder the principal thereof and prepayment premium, if any, and interest thereon as and when the same shall become due and payable in accordance with the terms of this Agreement, or prevent any holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Agreement or the Stockholders Agreement, all subject to the rights of the holders of the Senior Financing and the Senior Term Loans to receive cash, Securities or other property otherwise payable or deliverable to the holders of Subordinated Debt.
     13.11 Payment of Debt; Subrogation. Upon the payment in full of all Senior Financing and Senior Term Loans in cash, the holders of Subordinated Debt shall be subrogated to all rights of any holder of Senior Financing or any holder of Senior Term Loans to receive any further payments or distributions applicable thereto until the Subordinated Debt shall have been paid in full, and such payments or distributions received by the holders of Subordinated Debt by reason of such subrogation, of cash, Securities or other property which otherwise would be paid or distributed to the holders of Senior Financing or Senior Term Loans, shall, as between the Company and its creditors other than the holders of Senior Financing or Senior Term Loans, on the one hand, and the holders of Subordinated Debt, on the other hand, be deemed to be a payment by the Company on account of Senior Financing or Senior Term Loans and not on account of Subordinated Debt. Upon the payment in full of all Senior Subordinated Notes in cash, the holders of Junior Subordinated Notes shall be subrogated to all rights of any holder of Senior Subordinated Notes to receive any further payments or distributions applicable to the Senior Subordinated Notes until the Junior Subordinated Notes shall have been paid in full, and such payments or distributions received by the holders of Junior Subordinated Notes by reason of such subrogation, of cash, Securities or other property which otherwise would be paid or distributed to the holders of Senior Subordinated Notes, shall, as between the Company and its creditors other than the holders of Senior Subordinated Notes, on the one hand, and the holders of Junior Subordinated Notes, on the other hand, be deemed to be a payment by the Company on account of Senior Subordinated Notes and not on account of Junior Subordinated Notes.
     13.12 Reliance of Holders of Senior Financing and Senior Term Loans; Reliance of Holders of Senior Subordinated Notes; Amendments.
          (a) Reliance of Holders of Senior Financing. Each holder of Subordinated Debt by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Financing and Senior Term Loans, whether such financing was created or acquired before or after the creation of Subordinated Debt, to acquire and hold, or to continue to hold, such Senior Financing or Senior Term Loans, and such holder of Senior Financing or Senior Term Loans shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Financing or Senior Term Loans.
          (b) Reliance of Holders of Senior Subordinated Notes. Each holder of Junior Subordinated Notes by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Subordinated Notes, whether such Senior Subordinated Note was created or acquired before or after the creation of Junior Subordinated Notes, to acquire and hold, or to continue to hold, such Senior Subordinated Notes, and such holder of Senior Subordinated Notes shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Subordinated Notes.
          (c) Amendments. Notwithstanding anything to the contrary herein, no amendment, waiver or other modification of this Article 13 shall be effective unless such amendment, waiver or other modification shall have been approved in writing by Senior Agent and all of the holders of Senior Term Loans and Senior Subordinated Notes outstanding at the time of such amendment, waiver or other modification.
     13.13 Notices. Whenever any notice to holders of Notes shall be required pursuant to the provisions of this Article 13, the Senior Agent and the other holders of Senior Financing shall be deemed to have given such notice if such notice shall have been delivered to
          (a) all holders of Notes identified on Annex A and all holders of Notes identified in the register of the Company maintained pursuant to Section 6.1 in each case in the manner specified in Section 14.6, and

          (b) all other holders of Notes that shall have given written notice to the Senior Agent that such holder holds one or more Notes;
provided, however, that if the Company shall fail to make such register available to the Senior Agent, then such notice shall be deemed to have been given if such notice is delivered to (i) all holders of Notes identified on Annex A, in the manner specified in Section 14.6, and (ii) all other holders of Notes that shall have given written notice to the Senior Agent that such holder holds one or more Notes. For the purposes of this Section 13.13, any such written notice to the Senior Agent by any such other holder of Notes shall be effective if given to the Senior Agent at the address of the Senior Agent supplied by the Company from time to time.
ARTICLE 14
MISCELLANEOUS
     14.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Company may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder and (ii) Purchasers shall have the right to assign their rights hereunder and under the Notes and Securities in accordance with Article 6.
     14.2 Modifications and Amendments. The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by the Company and the Agent to be bound thereby and, to the extent such modification, amendment or waiver relates (i) to the Notes, such instrument must be executed by Agent on behalf of Purchasers upon satisfaction of the conditions set forth in Section 9.11 and (ii) to the Preferred Stock, the Common Stock, the Warrants or the Warrant Shares, such instrument must be executed by the holders of at least seventy-five percent (75%) of the Preferred Stock, Common Stock or the Warrant Shares, as appropriate.
     14.3 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that Agent or Purchasers or any holder of Notes, Preferred Stock, Common Stock, Warrants or Warrant Shares would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 9.11 and shall be effective only to the extent in such writing specifically set forth.
     14.4 Reimbursement of Expenses. The Company upon demand shall pay or reimburse Agent and Purchasers for all reasonable fees and expenses incurred or payable by Agent or Purchasers (including, without limitation, reasonable fees and expenses of special counsel for Agent and Purchasers), from time to time (i) arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the other Transaction Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (iii) arising in connection with the enforcement of this Agreement or collection of the Notes.
     14.5 Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.
     14.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:
to the Company:
Global Dosimetry Solutions, Inc.
2652 McGaw Avenue
Irvine, CA 92614
Attention: Chief Financial Officer
with a copy to:
Global Dosimetry Solutions, Inc.
c/o American Capital Strategies, Ltd.
Two Bethesda Metro Center
14th Floor
Bethesda, Maryland 20814
Attention: Compliance Officer
with a copy to:
Global Dosimetry Solutions, Inc.
c/o American Capital Strategies, Ltd.
Attention: Robert Klein, Principal
                   Brian Graff, Principal
461 Fifth Avenue, 26th Floor
New York, New York 10017
Fax: (212) 213-2060
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Christopher K. Aidun
Fax: (212) 310-8007

to Agent:
American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attention: Compliance Officer
Fax: (301) 654-6714
with a copy to:
American Capital Strategies, Ltd.
Attention: Robert Klein, Principal
461 Fifth Avenue, 26th Floor
New York, NY 10017
Fax: (212) 213-2060
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Christopher K. Aidun, Esq.
Fax: (212) 310-8007
to Purchasers:
as set forth on Annex A
or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three (3) Business Days after the date sent; or in the case of telecopy, when received.
     14.7 Survival. All representations, warranties, covenants and agreements of the Company contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Notes, Preferred Stock, Common Stock and the Warrants and shall continue in full force and effect so long as any Note, Preferred Stock, Common Stock or Warrant is outstanding and until payment in full of all of the Company’s obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.
     14.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
     14.9 Jurisdiction, Consent to Service of Process.

          (a) THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT, PURCHASERS AND THE COMPANY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT AGAINST AGENT, PURCHASERS, COMPANY, AS APPLICABLE, OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (b) THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY NEW YORK OR FEDERAL COURT. IF EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     14.10 Jury Trial Waiver. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     14.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

     14.12 Headings. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     14.13 Indemnity. The Company hereby agrees to indemnify, defend and hold harmless Agent and Purchasers and their officers, directors, employees, agents and representatives, and their respective successors and assigns in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which Agent or any Purchaser may become subject (other than as a result and to the extent of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Company or its Affiliates or any officer, director, employee, agent or representative of the Company or its Affiliates with respect to the Transactions, the Notes, the Preferred Stock, the Common Stock, the Warrants, Charter, the By-laws or any agreements entered into in connection with any such agreements, instruments or documents, and to reimburse Agent and Purchasers and each such Person and Affiliate, upon demand, for any legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action, except to the extent that any such loss, claim, damage, liability, expense or action arises out of or by reason of the willful misconduct or gross negligence of Agent, Purchaser or any of their respective officers, directors, employees, agents and representatives. To the extent that the foregoing undertakings may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 14.13 which is permissible under applicable law.
     14.14 Environmental Indemnity. The Company and its respective successors and assigns, hereby release and discharge, and agree to defend, indemnify and hold harmless, Agent, Purchasers and their Affiliates (including their partners, subsidiaries, customers, guests, and invitees, and the successors and assigns of all of the foregoing, and their respective officers, employees and agents) from and against any and all Environmental Liabilities, whenever and by whomever asserted, to the extent that such Environmental Liabilities are based upon, or otherwise relate to: (i) any Condition at any time in, at, on, under, a part of, involving or otherwise related to the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities); (ii) any action or failure to act of any Person, including any prior owner or operator of the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities), involving or otherwise related to the Properties and Facilities or operations of the Company; (iii) the Management of any Pollutant, material, article or product (including Management of any material, article or product containing a Pollutant) in any physical state and at any time, involving or otherwise related to the Properties and Facilities or any property covered by clause (iv) (including Management either from the Properties and Facilities or from any property covered by clause (iv), and Management to, at, involving or otherwise related to the Properties and Facilities or any property covered by clause (iv)); (iv) Conditions, and actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Properties and Facilities, which property was, at or prior to the Additional Closing Date, (I) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with, (A) the Company, (B) any of the Company’s Affiliates, or (C) any predecessor or successor organization of those identified in (A) or (B); or (II) engaged in any tolling, contract manufacturing or processing, or other similar activities for, with, or on behalf of the Company; (v) any violation of or noncompliance with or the assertion of any Lien under the Environmental Laws, (vi) the presence of any toxic or hazardous substances, wastes or contaminants on, at or from the past and present Properties and Facilities, including, without limitation, human exposure thereto; (vii) any Release affecting the past or present Properties and Facilities, whether or not the same originates or emanates from such Properties and Facilities or from any contiguous real estate, including, without limitation, any loss of value of such Properties and Facilities as a result thereof; or (viii) a misrepresentation in any representation or warranty or breach of or failure to perform any covenant made by the Company in this Agreement. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Notes, or the sale, assignment or foreclosure thereof, or the sale, transfer or conveyance of all or part of the past and present Properties and Facilities, or any other circumstances which might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Company under the Notes.
     14.15 Counterparts. This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.
     14.16 Integration. This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof. This Agreement shall amend and restate the Existing Purchase Agreement in its entirety, and the initial agreement shall have no further effect as of the date hereof.
     14.17 Subordination. The obligations evidenced hereby are subordinate in the manner and to the extent set forth herein and in the Intercreditor Agreement by and among the Senior Agent, Agent and the Company, to the Senior Financing, and each holder hereof, by its acceptance hereof, acknowledges and agrees to be bound by the provisions hereof and of the Intercreditor Agreement when so executed.
* * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY: GLOBAL DOSIMETRY SOLUTIONS, INC.
By:	/s/ Thomas Logan
	Name:	Thomas Logan
	Title:	CEO

AGENT: AMERICAN CAPITAL FINANCIAL SERVICES, INC.
By:	/s/ Todd Wilson
Name:
Title:

PURCHASERS: AMERICAN CAPITAL STRATEGIES, LTD.
By:	/s/ Todd Wilson
Name:
Title:

ACS FUNDING TRUST I By: AMERICAN CAPITAL STRATEGIES, LTD., its Servicer
By:	/s/ Todd Wilson
Name:
Title:

ACAS BUSINESS LOAN TRUST 2003-2 By: AMERICAN CAPITAL STRATEGIES, LTD., its Servicer
By:	/s/ Todd Wilson
Name:
Title:

Signature Page to Note and Equity Purchase Agreement

2

ANNEX A
INFORMATION RELATING TO PURCHASERS

ANNEX B

Holder
American Capital Strategies, Ltd.	Senior Term B Note-1, $5,000,000
American Capital Strategies	Senior Term B Note-2, $5,000,000
American Capital Strategies	Senior Term C Note, $4,000,000
American Capital Strategies	Senior Subordinated Note-1, $4,300,000
American Capital Strategies	Senior Subordinated Note-2, $4,300,000
American Capital Strategies	Tranche A Junior Subordinated Note, $4,300,000
American Capital Strategies	Tranche B Junior Subordinated Note, $4,300,000

Warrants and Number of Shares of Common
Holder	Stock of the Company
American Capital Strategies, Ltd.	Warrant, 88,560 shares

Holder	Preferred Stock

American Capital Strategies, Ltd.	20,000 shares of Series A PIK Preferred Stock

Holder	Common Stock

American Capital Strategies, Ltd.	17,500 shares of Common Stock